Exhibit 10.18

EXECUTION VERSION

MASTER LOAN AND SECURITY AGREEMENT

Dated as of June 27, 2014

READYCAP LENDING, LLC

and

SUTHERLAND ASSET I, LLC,

as Borrowers

SUTHERLAND ASSET MANAGEMENT CORPORATION,

as Guarantor

and

JPMORGAN CHASE BANK, N.A., as Lender

TABLE OF CONTENTS

Section 1.	Definitions and Accounting Matters	1

1.01	Certain Defined Terms	1
1.02	Accounting Terms and Determinations	22

Section 2.	Advances; Note and Prepayments	22

2.01	Advances	22
2.02	Notes	23
2.03	Procedure for Borrowing	23
2.04	Margin Amount Maintenance; Mandatory Prepayments	24
2.05	Establishment of Collection Accounts and Waterfall	25
2.06	Repayment of Advances; Interest	27
2.07	Optional Prepayments	28
2.08	Limitation on Types of Advances; Illegality	28
2.09	Requirements of Law	28
2.10	Taxes	29

Section 3.	Payments; Computations; Etc.	33

3.01	Payments	33
3.02	Computations	33
3.03	Commitment Fee	33

Section 4.	Collateral Security	33

4.01	Collateral; Security Interest	33
4.02	Further Documentation	35
4.03	Changes in Locations, Name, etc.	35
4.04	Lender’s Appointment as Attorney-in-Fact	35
4.05	Performance by Lender of Borrowers’ Obligations	38
4.06	Proceeds	38
4.07	Remedies	39
4.08	Limitation on Duties Regarding Presentation of Collateral	40
4.09	Powers Coupled with an Interest	40
4.10	Release of Security Interest	40

Section 5.	Conditions Precedent	40

5.01	Loan Agreement; Initial Advance	40
5.02	Initial and Subsequent Advances	42

i

Section 6.	Representations and Warranties	43

6.01	Asset Schedule	43
6.02	Solvency	43
6.03	No Broker	43
6.04	Ability to Perform	44
6.05	Existence	44
6.06	Financial Statements	44
6.07	No Breach	44
6.08	Action	45
6.09	Approvals	45
6.10	Enforceability	45
6.11	Indebtedness	45
6.12	Material Adverse Effect	45
6.13	No Default	45
6.14	Real Estate Investment Trust	45
6.15	Adverse Selection	45
6.16	Litigation	45
6.17	Margin Regulations	46
6.18	Taxes	46
6.19	Investment Company Act	46
6.20	Chief Executive Office/Jurisdiction of Organization	46
6.21	Location of Books and Records	46
6.22	True and Complete Disclosure	46
6.23	ERISA	47
6.24	SBA Approvals	47
6.25	No Reliance	48
6.26	Plan Assets	48
6.27	Anti-Money Laundering Laws	48
6.28	No Prohibited Persons	48
6.29	Collateral; Collateral Security	48
6.30	Acquisition of SBC Loans and Participation Interests	49

Section 7.	Covenants of the Borrowers	49

7.01	Preservation of Existence; Compliance with Law	49
7.02	Taxes	50
7.03	Notice of Proceedings or Adverse Change	50
7.04	Financial Reporting	51
7.05	Visitation and Inspection Rights	51
7.06	Reimbursement of Expenses	52
7.07	Further Assurances	52
7.08	True and Correct Information	52

7.09	ERISA Events	52
7.10	Adverse Selection	53
7.11	Insurance	53
7.12	Books and Records	53
7.13	Illegal Activities	53
7.14	Material Change in Business	53
7.15	Limitation on Dividends and Distributions	53
7.16	Disposition of Assets; Liens	54
7.17	Transactions with Affiliates	54
7.18	ERISA Matters	54
7.19	Consolidations, Mergers and Sales of Assets	55
7.20	REIT Status	55
7.21	Asset Tape	55
7.22	No Amendment or Waiver	55
7.23	ReadyCap Assignments	56
7.24	Restrictions on Sale or Other Disposition of Financed Assets	56

Section 8.	Events of Default	56

8.01	Payment Default	56
8.02	Representation and Warranty Breach	56
8.03	Immediate Covenant Defaults	57
8.04	Additional Covenant Defaults	57
8.05	Judgments	57
8.06	Cross-Default	57
8.07	Insolvency Event	57
8.08	Enforceability	57
8.09	Liens	58
8.10	Material Adverse Effect	58
8.11	Change in Control	58
8.12	Going Concern	58
8.13	Inability to Perform	58
8.14	SBA Rules and Regulations	58
8.15	Replacement of Services	58
8.16	Investment Manager	59
8.17	REIT Qualification	59

Section 9.	Remedies Upon Default	59

9.01	Remedies	59
9.02	Physical Possession	59
9.03	Lender’s Appointment as Attorney-in-Fact	60

Section 10.	No Duty of Lender	60

Section 11.	Indemnification And Expenses	60

11.01	Indemnification	60
11.02	Expenses	61
11.03	Full Recourse	61

Section 12.	Servicing	61

12.01	Servicing of SBC Loans	61
12.02	Collateral Assignee	61
12.03	Servicing Agreement	62
12.04	Event of Default	62

Section 13.	Recording Of Communications	62

Section 14.	Due Diligence	62

Section 15.	Assignability; Amendment	63

15.01	Assignment and Acceptance	63
15.02	Participations	64
15.03	Disclosures	64
15.04	Amendment to Loan Agreement	64
15.05	Hypothecation or Pledge of Pledged Assets	64

Section 16.	Transfer and Maintenance of Register	64

16.01	Rights and Obligations	64
16.02	Register	64

Section 17.	Set-Off	65

17.01	Set-Off Rights	65
17.02	Suspension of Payments	65

Section 18.	Terminability	65

Section 19.	Notices And Other Communications	65

Section 20.	Entire Agreement; Severability; Single Agreement	66

20.01	Entire Agreement	66
20.02	Single Agreement	66

Section 21.	Governing Law; Submission to Jurisdictions; Waivers	66

21.01	GOVERNING LAW	66
21.02	SUBMISSION TO JURISDICTION; WAIVERS	66

Section 22.	No Waivers, etc.	67

Section 23.	Confidentiality	67

23.01	Confidential Terms	67
23.02	Confidential Information	68

Section 24.	Conflicts; Multiparty Agreement	69

Section 25.	Miscellaneous	69

25.01	Counterparts	69
25.02	Captions	69
25.03	Acknowledgment	69
25.04	Documents Mutually Drafted	69

v

SCHEDULES

SCHEDULE 1-A	Representations and Warranties re: SBC Loans
SCHEDULE 1-B	Representations and Warranties re: Participation Interests
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Duties of the Borrowers with Respect to the SBA Loans
SCHEDULE 4	List of Competitors
SCHEDULE 5	Asset Schedule Fields

EXHIBITS

EXHIBIT A-1	Form of Tranche A Promissory Note
EXHIBIT A-2	Form of Tranche B Promissory Note
EXHIBIT B	Form of Request for Borrowing and Notice of Pledge
EXHIBIT C	Form of Remittance Report
EXHIBIT D	Form of Section 7 Certificate
EXHIBIT E	Asset File
EXHIBIT F	Form of Servicer Notice

MASTER LOAN AND SECURITY AGREEMENT

MASTER LOAN AND SECURITY AGREEMENT, dated as of June 27, 2014 between READYCAP LENDING, LLC, a Delaware limited liability company (“ReadyCap”), SUTHERLAND ASSET I, LLC, a Delaware limited liability company (“Sutherland”, together with ReadyCap, each a “Borrower” and, collectively, the “Borrowers”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation (the “Guarantor”) and JPMORGAN CHASE BANK, N.A. (the “Lender”).

RECITALS

WHEREAS, on or prior to the Effective Date, the Borrowers will acquire substantially all of the assets of CIT Small Business Lending Corporation, CIT Lending Services Corporation and certain loans of CIT Bank, including certain SBC Loans (as defined below) (collectively, the “Financed Assets”); and

WHEREAS, ReadyCap has requested that the Lender make loans to finance certain Eligible Assets (as defined below) that have been or will be acquired by ReadyCap and, Sutherland has requested that the Lender, make loans to finance certain Eligible Assets (as defined below) that have been or will be acquired by Sutherland;

WHEREAS, the Lender has agreed, subject to the terms and conditions of this Loan Agreement (as defined below), to provide such loans;

WHEREAS, as a condition to making loans to Borrowers, Lender has required Guarantor to guaranty the obligations hereunder;

NOW, THEREFORE, in consideration of the mutual provision and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

Section 1.                                           Definitions and Accounting Matters.

1.01                        Certain Defined Terms.  As used herein, the following terms have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“2014 Public Offering” shall mean the issuance, on or before December 31, 2014, by the Guarantor of its equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S 8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Acquisition Cost” shall mean the cost to the Borrowers to acquire an SBC Loan under the Purchase Agreement.

“Advance(s)” shall mean a Tranche A Advance or Tranche B Advance, or if the context indicates, all such advances.

“Advance Amount” shall mean the Collateral Value of each Financed Asset on the Advance Date as such Advance Amount may be reduced from time to time in accordance with this Loan Agreement.

“Advance Date” shall mean the applicable date of an Advance.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Amortization Event” shall mean (a) the failure of a Securitization Event or other disposition of at least thirty-five percent (35%) of the Financed Assets to occur on or before the ninetieth (90th) day following the initial Funding Date or (b) the occurrence of an Event of Default under Section 8 with respect to either Tranche.

“Amortization Period” shall mean the period commencing upon the occurrence of an Amortization Event.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 6.27 hereof.

“Applicable Margin” shall mean four percent (4%) per annum; provided that after the occurrence and continuation of an Amortization Event, four and one-half percent (4.5%) per annum.

“Asset File” shall mean the asset file as set forth on Exhibit E.

“Asset Schedule” shall mean a schedule of Eligible Assets containing the following information with respect to each Eligible Asset, to be delivered by the Borrowers to the Lender pursuant to Section 2.03(a) hereof as listed on Schedule 5.

“Asset Tape” shall mean have the meaning assigned thereto in Section 7.21 hereof.

“Assignment and Acceptance” shall have the meaning set forth in Section 15.01.

“Bank” shall mean Key Bank, in its capacity as bank with respect to the Tranche B Collection Account Control Agreement and the Tranche B Servicer Account Control Agreement, and JPMorgan Chase Bank, N.A., in its capacity as bank with respect to the Tranche A Collection Account Control Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrowers” shall have the meaning set forth in the preamble hereto.

“Borrower Party” shall have the meaning set forth in Section 11.01 hereof.

“Borrowing Base” shall mean, at any time, (i) with respect to Tranche A, the aggregate Collateral Value of all Eligible Tranche A Assets and (ii) with respect to Tranche B, the aggregate Collateral Value of all Eligible Tranche B Assets.

“Borrowing Base Deficiency” shall mean, at any time, (i) with respect to Tranche A or Tranche B, the amount that the Facility Amount with respect to such Tranche exceeds the Borrowing Base with respect to such Tranche, (ii) the amount that the aggregate outstanding principal balance of Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans, combined exceeds the Sublimit for Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans, (iii) the amount that the aggregate amount of Participation Interests exceeds the Sublimit for Participation Interests, (iv) the amount that the Tranche A Advances exceed the Tranche A Facility Amount, (v) the amount that the Tranche B Advances exceed the Trance B Facility Amount, or (vi) the amount that the Advances exceed the Maximum Facility Amount.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of $500,000,000, and rated at least A-1 by S&P and P-1 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition and (d) commercial paper (having original maturities of not more than 91 days) of JPMorgan Chase & Co., but not its Affiliates provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle.

“Change in Control” shall mean:

(a)                                 any transaction or event as a result of which the Guarantor ceases to own, directly or indirectly 100% of the limited liability company interests of Sutherland or ReadyCap;

(b)                                 the sale, transfer, or other disposition of all or substantially all of any Loan Party’s assets (excluding any such action taken in connection with any securitization transaction); or

(c)                                  other than in connection with a 2014 Public Offering, the consummation of a merger or consolidation of any Loan Party with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than fifty-one percent (51%) of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Loan Party immediately prior to such merger, consolidation or other reorganization; or

(d)                                 there is a change in the majority of the board of managers of any Loan Party during any twelve month period.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean either the Tranche A Collateral or Tranche B Collateral or both as the context requires.

“Collateral Confirm” shall have the meaning set forth in the Custodial Agreement.

“Collateral Value” shall mean with respect to each Pledged Asset or portion thereof; provided, that

(a)                                 (1) for Performing Eligible SBC Loans and Participation Interests in Performing Eligible SBC Loans of the type described in clause (i) of the definition of Performing Advance Rate Percentage, the Performing Advance Rate Percentage set forth therein multiplied by the lesser of (x) the Borrowers’ Acquisition Cost and (y) the Market Value, as determined by the Lender, and (2) for all other Performing Eligible SBC Loans and Participation Interests in such other Performing Eligible SBC Loans of the type described in clause (ii) of the definition of Performing Advance Rate Percentage, the least of (A) ninety percent (90%) of S&P’s “A” credit enhancement level with respect to the pool as determined by the Lender in its good faith discretion, and (B) the Performing Advance Rate Percentage set forth therein multiplied by the Borrower’s Acquisition Cost and (C) the Performing Advance Rate Percentage set forth therein multiplied by the Market Value, as determined by Lender;

(b)                                 (1) with respect to Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans of the type described in clause (i) of the definition of Non-Performing Advance Rate Percentage, the Non-Performing Advance Rate Percentage set forth therein multiplied by the lesser of (x) the Borrowers’ Acquisition Cost and (y) the Market Value, as determined by the Lender, and (2) for all other Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans of the type described in clause (ii) of the definition of Non-Performing Advance Rate Percentage, the Non-Performing Advance Rate Percentage set forth therein multiplied by the lesser of (x) the Borrowers’ Acquisition Cost and (y) the Market Value, as determined by the Lender;

(c)                                  with respect to Participation Interests, the amount obtained pursuant to clause (a) or (b) above, shall (without duplication) be multiplied by the related Participation Percentage;

(d)                                 the Collateral Value of Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans, combined shall not exceed the related Sublimit for Non-Performing Eligible SBC Loans and Participation Interests;

(e)                                  the Collateral Value of Participation Interests shall not exceed the related Sublimit for Participation Interests;

(f)                                   the Collateral Value shall be deemed to be zero with respect to each Pledged Asset (1) in respect of which there is a breach of a representation and warranty set forth on Schedule 1-A or Schedule 1-B (assuming each representation and warranty is made as of the date Collateral Value is determined); and

(g)                                  in addition, the Collateral Value shall be deemed to be zero with respect to (1) each SBA 7(a) Loan pledged hereunder (x) with respect to which the SBA repudiates or, if not resolved within three (3) Business Days, challenges or otherwise calls into question its obligations under the SBA Guaranty Agreement or the related SBA Authorization and Loan Agreement, or (y) in respect of which the SBA 7(a) Loan Note has been released from the possession of the FTA in excess of 10 calendar days, (2) with respect to any other Pledged Asset pledged hereunder with respect to which the Obligor challenges, repudiates or otherwise calls into question its obligations or (3) with respect to each SBA 7(a) Loan pledged hereunder, if the Borrowers fail to deliver recorded assignments in the name of ReadyCap as set forth in Section 7.24 to the Custodian within one hundred and twenty (120) days of the Effective Date,

; provided further that the Collateral Value shall be adjusted as further set forth on Exhibit E with respect to Critical Exceptions and Fatal Exceptions.

“Collection Account Control Agreements” shall mean the Tranche A Collection Account Control Agreement and the Tranche B Collection Account Control Agreement.

“Collection Accounts” shall mean the Tranche A Collection Account and the Tranche B Collection Account.

“Commitment” shall mean the obligation of the Lender to make Advances to the Borrowers in an aggregate principal amount not exceeding the Maximum Facility Amount.

“Commitment Fee” shall mean two percent (2%) of the Maximum Facility Amount which amount shall be paid by the Borrowers to the Lender prior to the Effective Date.

“Commitment Letter” shall mean that certain Commitment Letter dated as of October 11, 2013, among the Borrowers, the Guarantor and the Lender.

“Competitors” shall mean competitors of the Borrowers, as set forth on Schedule 4.

“Condemnation Proceeds” shall mean all awards or settlements in respect of a Pledged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to an Obligor in accordance with the terms of the related Asset File.

“Confidential Information” shall have the meaning set forth in Section 24.01 hereof.

“Confidential Terms” shall have the meaning set forth in Section 24.02 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Costs” shall have the meaning set forth in Section 11.01 hereof.

“Critical Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof by and between the Borrowers, the Lender, and the Custodian, as the same may be amended, supplemented or otherwise modified from time to time.

“Custodian” shall mean The Bank of New York Mellon Trust Company, N.A., as custodian under the Custodial Agreement, or such other custodian as determined in accordance with the Custodial Agreement.

“Default” shall mean, with respect to either Tranche A or Tranche B, as applicable, an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, with respect to either Tranche A or Tranche B, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to three percent (3%) per annum plus the (a) the interest rate otherwise applicable to such Advance or other amount, or (b) if no interest rate is otherwise applicable, (i) the LIBOR Rate plus; (ii) seven percent (7%).

“Determination Date” shall mean the applicable date on which an Eligible Asset is funded under this Loan Agreement and thereafter as of the date of the most recent Remittance Report.

“Distribution” shall mean, for any Person, any dividends (other than dividend payable solely in common stock), distributions, return of capital to any stockholders, general or limited partners or members, other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members, or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock) general or limited partnership interest, or the setting aside of any funds for the foregoing; provided, however, that this shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Person’s business and are provided upon fair and reasonable terms no less favorable to the Person than it would obtain in a comparable arm’s length transaction with another Person which is not a stockholder, general partner or limited partner, or member.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Lender or its designee of any or all of the reviews permitted under Section 14 hereof with respect to any or all of the SBC Loans, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Asset” shall mean an Eligible Tranche A Asset or an Eligible Tranche B Asset.

“Eligible Tranche A Asset” shall mean a Tranche A Asset which (i) is pledged to the Lender, (ii) is not otherwise assigned a zero value under the definition of Collateral Value, (iii) as to which the representations and warranties in Section 6.29 and Schedule 1-A and Schedule 1-B hereof are true and correct, (iv) was originated or acquired by the Originator in the ordinary course of business, (v) is not subject to a Fatal Exception, (vi) is not subject to an Environmental Issue and (vii) with respect to Participation Interests is (A) approved by the Lender in its sole discretion, (B) registered in the name of the applicable Borrower, (C) delivered with appropriate transfer documents executed by the applicable Borrower (which shall not be delivered by the Lender for re-registration unless an Event of Default shall have occurred and (D) any consent to transfer such Participation Interest to the Lender or any successor shall be delivered in form and substance acceptable to the Lender.

“Eligible Tranche B Asset” shall mean a Tranche B Asset which (i) is pledged to the Lender, (ii) is not otherwise assigned a zero value under the definition of Collateral Value, (iii) as to which the representations and warranties in Section 6.29 and Schedule 1-A and Schedule 1-B hereof are true and correct, (iv) is a first Lien loan secured by real property, (v) was originated or acquired by the Originator in the ordinary course of business, (vi) is not subject to a Fatal Exception, (vii) is not subject to an Environmental Issue.

“Environmental Assessment” shall mean with respect to any SBC Loan, an environmental assessment conducted by a third-party environmental firm mutually acceptable to Borrowers and Lender, which shall include, without limitation VERAcheck Environmental Risk Advisory, Inc. and Environmental Services, Inc.

“Environmental Issue” shall mean with respect to any SBC Loan, (a) as determined by the Lender in its good faith discretion, the violation of any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time, which adversely affects the value of such SBC Loan or (b) as determined by Lender in consultation with Borrowers after review of an Environmental Assessment.

“EO13224” shall have the meaning set forth in Section 6.28 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person which, together with each Borrower or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of ERISA Termination” shall mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of a Borrower or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by a Borrower or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by a Borrower or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by a Borrower or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for a Borrower or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning set forth in Section 2.10(e) hereof.

“Event of Default” shall have the meaning set forth in Section 8 hereof.

“Facility Amount” shall mean, at any time, the Tranche A Facility Amount or the Tranche B Facility Amount, as applicable.

“Fatal Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Lender.

“Financed Assets” shall have the meaning set forth in recitals hereof.

“Financial Statements” shall mean those documents delivered pursuant to Section 7.04 hereof.

“Franchise” shall mean the franchise business of the Obligor, as more fully described in the Franchise Agreement, and the Obligor’s rights thereunder.

“Franchise Agreement” shall mean the agreement setting forth the rights and obligations of the Obligor with respect to the Franchise granted therein.

“FTA” shall mean Colson Services Corp., or any successor under the Multiparty Agreement appointed by the SBA.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“Funding Period” shall mean a period of ninety (90) days from the closing of the final purchase of the SBC Loans from the Originators under the Purchase Agreement and the Effective Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 24.02.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Portion” shall mean, as to any SBA 7(a) Loan or SBA 7(a) Loan Participation therein, the portion of the principal balance thereof together with interest thereon at a per annum rate in effect from time to time guaranteed by the SBA in accordance with the terms of the SBA Guaranty Agreement, the related SBA Authorization and Loan Agreement, and SBA Rules and Regulations.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Guaranty” shall mean that certain Guaranty made by the Guarantor in favor of the Lender, dated as of June 27, 2014, as amended from time to time.

“Income” shall mean, with respect to any Financed Asset, without duplication, all principal and income or dividends or distributions received with respect to such Financed Asset, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer, but excluding (i) any amounts permitted to be retained by the Servicer pursuant to the Servicing Agreement and (ii) in respect of the Tranche A Assets, any amounts payable to the SBA or to the FTA pursuant to the Multiparty Agreement.

“Indebtedness” shall mean, with respect to any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner; provided that Non-Recourse Debt associated with a securitization trust shall not be considered Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 11.01 hereof.

“Insolvency Event” shall mean, for any Person:

(a)                                 that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)                                 that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)                                  proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding up or liquidation of its affairs and such decree shall remain unstayed for a period of thirty (30) days; or

(d)                                 the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)                                  that such Person or any Affiliate shall become insolvent; or

(f)                                   if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Interest Income Asset” shall mean with respect to any Pledged Assets, interest income and other amounts accruing on such Pledged Assets, excluding the Servicing Fee as more described in the Multiparty Agreement.

“Interest Period” shall mean, with respect to any Advance, (i) initially, for any Advance, the period commencing on the Funding Date with respect to such Advance and ending on the last day of the calendar month in which such Funding Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Interest Period began and (y) the Termination Date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Manager” shall mean Waterfall Asset Management, LLC, a Delaware limited liability company, and its successors in interest and assigns.

“Lender” shall have the meaning set forth in the preamble hereto.

“Leverage” shall mean with respect to any Person and its consolidated Subsidiaries the ratio of Indebtedness to Tangible Net Worth.

“LIBOR Rate” shall mean, with respect to each day on which any Advance is outstanding (or if such day is not a Business Day, the next succeeding Business Day) and determined daily by the Lender, the offered rate for three (3) month U.S. dollar deposits, as the applicable rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on second Business Day before such date; provided that if the applicable rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be based upon the offered rates of the reference banks selected by the Lender for U.S. dollar deposits as of 11:00 a.m. (London time) on second Business Day before such date.  In such event, Lender will request the principal London office of each of at least three reference banks selected by Lender to provide a quotation of its rate.  If on such date, two or more of such reference banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/100%).  If on such date, fewer than two of such reference banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the immediately preceding day that LIBOR is available and (ii) the Reserve Interest Rate.  Upon determination of LIBOR by the Lender in accordance with the forgoing, the Agent shall communicate LIBOR to the Borrowers.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidated Asset” shall mean with respect to any Financed Asset, such Financed Asset has been sold or refinanced, was subject to a short sale or any other extinguishment of the Lien securing the Financed Asset.

“Liquidation Proceeds” shall mean all cash amounts received on account of a Liquidated Asset net of costs and expenses owed to the related Servicer under the Servicing Agreement.

“Liquidity” shall mean, with respect to any Person and its consolidated Subsidiaries, the sum of its (i) unrestricted cash, plus (ii) unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person and its consolidated Subsidiaries (taking into account applicable haircuts) under committed mortgage loan warehouse and repurchase facilities and mortgage servicing right facilities for which such Person and its consolidated Subsidiaries have pledged the related unencumbered eligible collateral thereunder, plus (iv) net equity value of whole pool agency securities.

“Loan Agreement” shall mean this Master Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Notes, the Collection Account Control Agreements, the Tranche B Servicer Account Control Agreement, the Guaranty and the Multiparty Agreement, each as amended from time to time.

“Loan Party” shall mean any or all of the Borrowers and the Guarantor.

“Margin Call” shall have the meaning set forth in Section 2.04(a) hereof.

“Margin Deficit” shall have the meaning set forth in Section 2.04(a) hereof.

“Margin Threshold” shall mean $100,000.

“Market Value” shall mean as of any date with respect to any SBC Loan or Participation Interest, the price at which such SBC Loan or Participation Interest could readily be sold as determined in good faith by the Lender in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) (i) with respect to Tranche A, the Property, business, operations, financial condition or prospects of ReadyCap and (ii) with respect to Tranche B, the Property, business, operations, financial condition or prospects of the Guarantor or a Borrower, (b) (x) with respect to Tranche A, the ability of ReadyCap to perform its obligations under any of the Loan Documents to which it is a party and (y) with respect to Tranche B the Guarantor or a Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith, or (f)(1) with respect to Tranche A, the Tranche A Collateral and (1) with respect to Tranche B, the Collateral.

“Maximum Facility Amount” shall mean $250,000,000.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on an SBC Loan as adjusted in accordance with changes in the SBC Loan Interest Rate pursuant to the provisions of the SBC Loan Note for an adjustable rate SBC Loan.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on commercial real property and other property and rights incidental thereto.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Multiparty Agreement” shall mean, with respect to Tranche A and the Tranche A Collateral, the Multiparty Agreement, dated as of the date hereof, by and among the Lender, ReadyCap, the FTA, and the SBA in the form agreed to by the parties thereto, as amended from time to time.

“Net Worth” shall mean, as of a particular date, all amounts that would be included under capital on a balance sheet of the Borrowers at such date determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Non-Exempt Lender” shall have the meaning set forth in Section 2.10(e) hereof.

“Non-Performing Advance Rate Percentage” shall mean (i) for Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans that are (a) SBA 504 Loans that are first lien SBC Real Estate Secured Loans, (b) SBA 7(a) Guaranteed Portions and (c) other SBC Loans (other than Unguaranteed Portions of such SBA Loans) that are first lien SBC Real Estate Secured Loans, sixty percent (60%) and (ii) for Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans other than those described in clause (i) and including Unguaranteed Portions of SBA Loans and Participation Interests therein, fifty percent (50%).

“Non-Performing Eligible SBC Loans and Participation Interests” shall mean an SBC Loan or Participation Interest in an SBC Loan that, as of the applicable Determination Date is (a) not a Performing Eligible SBC Loan and Participation Interest or (b) an SBC Loan or Participation Interest that has been modified subsequent to the Funding Date without the prior written consent of Lender regardless of whether it would otherwise satisfy the definition of Performing Eligible SBC Loan and Participation Interest.

“Non-Recourse Debt” shall mean liabilities for which the assets securing such obligations are the only source of repayment.

“Note” shall mean the Tranche A Note and/or the Tranche B Note.

“Obligor” shall mean any obligor on an SBC Loan Note, whether the original obligor, or whether by assumption or otherwise.

“OFAC” shall have the meaning set forth in Section 6.28 hereof.

“Originators” shall mean, collectively, CIT Small Business Lending Corporation, CIT Lending Services Corporation and CIT Bank.

“Other Taxes” shall have the meaning set forth in Section 2.10(b) hereof.

“Participant Loan” shall mean a loan in which an Originator acquired a Participation Interest from a third party that constitutes less than one hundred percent (100%) of the interests of the lenders in and to such loan.

“Participation Agreement” shall mean the agreement executed and delivered in connection with a Participation Interest.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest, which Participation Certificate may represent one or more Participation Interests.

“Participation Interest” shall mean a participation interest in an SBC Loan evidenced by a Participation Certificate.

“Participation Percentage” shall mean the percentage of any Participation Interest.

“Payment Date” shall mean the 25th day of each month or if the 25th is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Advance Rate Percentage” shall mean (i) for Performing Eligible SBC Loans and Participation Interests in Performing Eligible SBC Loans that are (a) SBA 504 Loans that are first lien SBC Real Estate Secured Loans, (b) SBA 7(a) Guaranteed Portions and (c) other SBC Loans (other than Unguaranteed Portions of SBA Loans) that are first lien SBC Real Estate Secured Loans, seventy-five percent (75%) and (ii) for Performing Eligible SBC Loans and Participation Interests in Performing Eligible SBC Loans other than those described in clause (i) and including Unguaranteed Portions of SBA Loans and Participation Interests therein, sixty-five percent (65%).

“Performing Eligible SBC Loans and Participation Interests” shall mean an SBC Loan or Participation Interest that as of the applicable Determination Date (a) is contractually current as of such Determination Date, (b) has (i) been contractually current for at least six (6) consecutive months immediately prior to such Determination Date (without regard to any delinquency that shall occur for no more than one (1) month and relate solely to the transfer of servicing, as evidenced by the Borrowers to the satisfaction of the Lender in its good faith discretion and (ii) the related Borrower has paid more than eighty percent (80%) of the principal and interest due on such Eligible Asset over the twelve (12) months prior to the Determination Date and (c) remains at all times after such Determination Date contractually current.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, or government (or any agency, instrumentality or political subdivision thereof), including, but not limited to, the Borrowers.

“Plan” shall mean, with respect to each Borrower, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by such Borrower or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Assets” shall mean Pledged Tranche A Assets and Pledged Tranche B Assets.

“Pledged Property” shall mean (i) real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (ii) any machinery or equipment (and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (iii) any Franchise and/or (iv) all other collateral, in any case, securing repayment of the debt evidenced by an SBC Loan Note.

“Pledged Tranche A Assets” shall mean those Tranche A Assets owned by ReadyCap (excluding any interest therein previously sold by the Borrowers) and pledged by ReadyCap to the Lender as Collateral for Tranche A Advances made hereunder as specifically set forth in each Request for Borrowing delivered by ReadyCap to the Lender in accordance with Section 2.03(a) hereof.

“Pledged Tranche B Assets” shall mean those Tranche B Assets owned by Sutherland (excluding any interest therein previously sold by the Borrowers) and pledged by Sutherland to the Lender as Collateral for Tranche B Advances made hereunder as specifically set forth in each Request for Borrowing delivered by Sutherland to the Lender in accordance with Section 2.03(a) hereof.

“Principal Paydown Amounts” shall have the meaning set forth in Section 2.05 hereof.

“Prohibited Person” shall have the meaning set forth in Section 6.28 hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of October 11, 2013, by and among the Originators and the Borrowers.

“ReadyCap” shall have the meaning set forth in the preamble hereto.

“Recalculated Fee Amount” shall mean (i) two percent (2%) multiplied by (ii) the Maximum Facility Amount.

“REIT” shall mean a real estate investment trust under Section 856 through 860 of the Code.

“REIT Distribution Requirement” means for any taxable year, an amount of dividends sufficient to meet the requirements of Section 857(a) of the Code.

“Register” shall have the meaning set forth in Section 16.02.

“Relevant States” shall have the meaning set forth in Section 6.30 hereof.

“Remittance Report” shall mean the report in the form of Exhibit C hereto (as may be amended, restated or modified from time to time by the Borrowers with the approval of the Lender, which approval may not be unreasonably withheld) delivered by the Borrowers or the Servicers to the Lender on the Business Day prior to the related Payment Date.

“Repayment Amount” shall mean, with respect to any Advance, the Lender’s Advance Amount minus any cash applied to reduce the Lender’s Advance Amount plus accrued and unpaid interest and accrued and unpaid fees and expenses.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Request for Borrowing” shall have the meaning set forth in Section 2.03(a) hereof.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of entity resolution or consent.

“SBA” shall mean the United States Small Business Administration, an agency of the United States government.

“SBA 504 Loan” shall mean any first lien mortgage loan which is originated in accordance with the SBA Rules and Regulations and pursuant to Title V of the Small Business Investment Act of 1958, as amended, codified at 15 U.S.C. 645 et. seq.

“SBA 504 Loan Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor with respect to an SBA 504 Loan.

“SBA 7(a) Loan Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor with respect to an SBA 7(a) Loan.

“SBA 7(a) Loan” shall mean any loan which is originated in accordance with the SBA Rules and Regulations and pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., which SBA Loan is partially guaranteed by the SBA.

“SBA 7(a) Loan Participation” shall mean a participation interests in the Unguaranteed Portion of SBA 7(a) Loans.

“SBA 7(a) Program Real Property Loan” shall mean any SBA Loan originated pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 636(a) et. seq., which loan is a first lien partially guaranteed by the SBA, for which the underlying Pledged Property securing such loan is primarily real estate.

“SBA 7(a) Program non-Real Property Loan” shall mean any SBA Loan originated pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 636(a) et. seq., which loan is a first, second or third lien partially guaranteed by the SBA, for which the underlying Pledged Property securing such loan is primarily (i) machinery or equipment (and all additions, alterations and replacements made at any time with respect to the foregoing), (ii) a Franchise, or (iii) collateral other than real property.

“SBA Authorization and Loan Agreement” shall mean the Authorization and Loan Agreement (SBA Form 529 or other comparable form) issued with respect to each SBA 7(a) Loan between the SBA, the Originator, and the Obligor.

“SBA Guaranty Agreement” shall mean the SBA Loan Guaranty Agreement (SBA Form 750 or any comparable form), with respect to a SBA 7(a) Loan, between the SBA and the Originator as such agreement may be amended from time to time.

“SBA Loan” shall mean any SBA 7(a) Loan or SBA 504 Loan or both as the context requires.

“SBA Rules and Regulations” shall mean the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., and the Small Business Investment Act of 1958, as amended, codified at 15 U.S.C. 661 et. seq., all rules and regulations promulgated from time to time thereunder and the SBA Guaranty Agreement.

“SBC Loan Interest Rate” shall mean the annual rate of interest, as determined from time to time, borne on an SBC Loan Note.

“SBC Loans” shall mean small business loans, including SBA Loans.

“SBC Non-Real Estate Secured Loans” shall mean an SBC Loan not secured by real estate as identified on the Asset Schedule.

“SBC Loan Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor with respect to an SBC Loan and shall include an SBA 504 Loan Note, the SBA 7(a) Loan Note, or both as the context requires.

“SBC Real Estate Secured Loans” shall mean an SBC Loan secured by real estate as identified on the Asset Schedule.

“Second Lien Loan” shall have the meaning set forth in Part 1(10) of Schedule 1-A hereto.

“Secondary Market Sale” shall have the meaning set forth in Section 6.29(a) hereof.

“Section 7 Certificate” shall have the meaning set forth in Section 2.10(e)(ii) hereof.

“Secured Obligations” shall mean, with respect to each Tranche, the unpaid principal amount of, and interest on the related Advances, and all other obligations and liabilities of each Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the related Note, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Borrowers pursuant to the terms hereof or thereof) or otherwise.  For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Securitization Event” shall mean the date on which the securitization or other similar public or private pass-through disposition of, or issuance of securities by, the Financed Assets that are Unguaranteed Portions and were originated under the SBA 7(a) Program occurs.

“Security Agreement” shall mean the mortgage, deed of trust, assignment of leases and rents or other instrument or security agreement securing obligations with respect to an SBC Loan, which creates a first, second or third Lien (as indicated on the Asset Tape) on a Pledged Property securing the SBC Loan Note.

“Servicer” shall mean (i) Key Bank and ReadyCap with respect to Performing Eligible SBC Loans and Participation Interests other than Performing Eligible SBC Loans and Participation Interests that are SBA 7(a) Loans, (ii) ReadyCap with respect to Non-Performing Eligible SBC Loans and Participation Interests that are not Participation Interests in respect of a Participant Loan, (iii) ReadyCap with respect to Performing Eligible SBC Loans and Participation Interests that are SBA 7(a) Loans; provided that Key Bank will perform certain servicing functions in respect of Performing Eligible SBC Loans and Participation Interests that are SBA 7(a) Loans pursuant to one or more services agreements with ReadyCap, as approved by the Lender in its sole discretion, and (iv) the current servicer in connection with the related Participation Agreement with respect to Participation Interests in respect of Participation Loans, each as approved by the Lender in its sole discretion.

“Servicer Accounts” shall mean the Tranche A Servicer Account and the Tranche B Servicer Account.

“Servicing Agreements” shall have the meaning set forth in Section 12.03 hereof.

“Servicing Records” shall have the meaning set forth in Section 12.02 hereof.

“Sublimit for Non-Performing SBC Loans and Participation Interests in Non-Performing SBC Loans” shall mean $35,000,000.

“Sublimit for Participation Interests” shall mean $50,000,000.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sutherland” shall have the meaning set forth in the preamble hereto.

“Tangible Net Worth” shall mean, as of any date of determination, the consolidated Net Worth of the Borrowers or Guarantor, as applicable, less the consolidated net book value of all assets of the Borrowers or Guarantor, as applicable, (to the extent reflected as an asset in the balance sheet of the Borrowers or Guarantor, as applicable, at such date) that will be treated as intangibles under GAAP.

“Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Termination Date” shall mean June 26, 2015 or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Third Lien Loan” shall have the meaning set forth in Part 1(10) of Schedule 1-A hereto.

“Total Stockholder’s Equity” shall mean with respect to any Person and its consolidated Subsidiaries, an amount equal to, on a consolidated basis, such Person’s stockholder’s equity (determined in accordance with GAAP).

“Tranche” shall mean either Tranche A or Tranche B, or if the context indicates, all such tranches.

“Tranche A” shall mean the tranche of this facility pursuant to which Tranche A Advances are made.

“Tranche A Advance” shall mean a loan made by the Lender to ReadyCap pursuant to Section 2.01 hereof and secured by a Tranche A Asset.

“Tranche A Assets” shall mean any SBA 7(a) Loan and any SBA 7(a) Loan Participation as identified in the Asset Schedule.

“Tranche A Collateral” shall have the meaning set forth in Section 4.01(b) hereof.

“Tranche A Collection Account” shall mean a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Lender) into which ReadyCap shall deposit Income (other than, for the avoidance of doubt, any amounts payable to the SBA or to the FTA pursuant to the Multiparty Agreement) with a financial institution acceptable to the Lender and subject to the Tranche A Collection Account Control Agreement.

“Tranche A Collection Account Control Agreement” shall mean a letter agreement among ReadyCap, the Lender and the Bank, in form and substance reasonably acceptable to the Lender, as the same may be amended from time to time.

“Tranche A Facility Amount” shall mean $187,000,000.

“Tranche A Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Tranche A Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Tranche A Servicer Account” shall mean the segregated account established by and in the name of ReadyCap at a depository institution approved by the Lender into which all Income received on account of the Eligible Assets serviced or managed by such Servicer shall be deposited.

“Tranche B” shall mean that tranche of this facility pursuant to which Tranche B Advances are made.

“Tranche B Advance” shall mean a loan made by the Lender to Sutherland pursuant to Section 2.01 hereof, and secured by a Tranche B Asset.

“Tranche B Assets” shall mean any SBA 504 Loan, any Participation Interests and any other SBC Loans (other than Tranche A Assets) as identified in the Asset Schedule.

“Tranche B Collateral” shall have the meaning set forth in Section 4.01(c) hereof.

“Tranche B Collection Account” shall mean a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Lender) into which Sutherland shall deposit Income with a financial institution acceptable to the Lender and subject to the Tranche B Collection Account Control Agreement.

“Tranche B Collection Account Control Agreement” shall mean a letter agreement among Sutherland, the Lender and the Bank, in form and substance reasonably acceptable to the Lender, as the same may be amended from time to time.

“Tranche B Facility Amount” shall mean $63,000,000.

“Tranche B Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Tranche B Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Tranche B Servicer Account” shall mean the segregated account established by and in the name of Sutherland at a depository institution approved by the Lender into which all Income received on account of the Eligible Assets serviced or managed by such Servicer shall be deposited.

“Tranche B Servicer Account Control Agreement” shall mean an account control agreement among each Servicer, the Lender and Sutherland, and the related Bank, in form and substance reasonably acceptable to the Lender, as the same may be amended from time to time.

“Transfer” shall have the meaning set forth in Section 7.16 hereof.

“Unguaranteed Portion” shall mean that portion of a SBA Loan, including interest, not guaranteed by the SBA pursuant to the SBA Rules and Regulations, the related SBA Authorization and Loan Agreement, or the SBA Guaranty Agreement, but only so much of such portion as has been pledged as Tranche A Collateral for Tranche A Advances made hereunder.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02                        Accounting Terms and Determinations.  For purposes of this Loan Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                 the terms defined in this Loan Agreement have the meanings assigned to them in this Loan Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                                 all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP;

(c)                                  references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Loan Agreement;

(d)                                 a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                                  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular provision;

(f)                                   the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)                                  all times specified herein or in any other Loan Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)                                 all references herein or in any Loan Document to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code in effect in the State of New York.

Section 2.                                           Advances; Note and Prepayments.

2.01                        Advances.

(a)                                 Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, the Lender agrees, on the terms and conditions of this Loan Agreement, to make Advances to the Borrowers in Dollars, on any Business Day, from and including the Effective Date during the Funding Period in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) Maximum Facility Amount, (ii) the Borrowing Base, (iii) with respect to Tranche A Advances, the Tranche A Facility Amount, (iv) with respect to Tranche B Advances, the Tranche B Facility Amount, (v) with respect to Non-Performing Eligible SBC Loans and Participation Interests, the Sublimit for Non-Performing Eligible SBC Loans and Participation Interests in Non-Performing Eligible SBC Loans, as in effect from time to time and (vi) with respect to Participation Interests, the Sublimit for Participation Interests, as in effect from time to time.

(b)                                 Subject to the terms and conditions of this Loan Agreement, during the Funding Period the Borrowers may borrow hereunder.  Any amounts repaid, may not be reborrowed hereunder.

(c)                                  No later than the sixth (6th) Business Day preceding the Effective Date, the Borrowers will deliver to the Lender, in a format (including electronic transfer) acceptable to the Lender, the initial Asset Schedule.  The Borrowers will request the Lender to make a loan on the Effective Date by delivering to the Lender an irrevocable initial Request for Borrowing no later than 10:00 a.m. (New York City time) on the third (3rd) Business Day preceding the Effective Date.

2.02                        Notes.

(a)                                 The Tranche A Advances made by the Lender shall be evidenced by a single promissory note of the ReadyCap substantially in the form of Exhibit A-1 hereto (the “Tranche A Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of $187,000,000 as in effect from time to time, and otherwise duly completed.  The Lender shall have the right to have its Tranche A Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)                                 The Tranche B Advances made by the Lender shall be evidenced by a single promissory note of Sutherland substantially in the form of Exhibit A-2 hereto (the “Tranche B Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of $63,000,000 as in effect from time to time, and otherwise duly completed.  The Lender shall have the right to have its Tranche B Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(c)                                  The date, amount and interest rate of each Advance made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of a Note, endorsed by the Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03                        Procedure for Borrowing.

(a)                                 The applicable Borrower may request a borrowing to be secured by SBC Loans hereunder, on any Business Day during the period from and including the Effective Date through the end of the Funding Period, by delivering to the Lender, an irrevocable written request for borrowing substantially in the form of Exhibit B hereto (“Request for Borrowing”); provided that, the Borrowers may not deliver more than one (1) Request for Borrowing per Business Day.  Such Request for Borrowing must be received by the Lender prior to 10:00 a.m. New York City time at least three (3) Business Days prior to the requested Funding Date.  Such Request for Borrowing shall (i) specify the amount of the Advance, and shall further specify the amount of such Advance that shall be a Tranche A Advance and a Tranche B Advance and shall further specify the amount of such Advance, (ii) attach an Asset Schedule identifying the Eligible Assets that the Borrowers propose to pledge to the Lender and to be included in the respective Borrowing Bases in connection with such borrowing, (iii) specify the requested Funding Date, (iv) certify that the SBA 7(a) Loan Notes, if any, have been delivered to the FTA pursuant to the Multiparty Agreement, and (v) specify such other matters as may be specified on the form of the Request for Borrowing or as may be reasonably requested by Lender from time to time in accordance with the terms hereof.  The Borrowers shall indemnify Lender and hold it harmless against any Losses incurred by Lender as a result of any failure by Borrowers to timely deliver the Pledged Assets subject to such Request for Borrowing.  Subject to Section 5 hereof, such borrowing, will then be made available to the Borrowers by the Lender transferring, via wire transfer, to the account of ReadyCap and to the account of Sutherland, in each case, as set forth in the Request for Borrowing, in the aggregate amount of such borrowing, in funds immediately available to the Borrowers.

(b)                                 Upon the Borrowers’ Request for Borrowing pursuant to Section 2.03(a), the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met make a Tranche A Advance to ReadyCap or a Tranche B Advance to Sutherland on the requested Funding Date, in the amounts so requested; provided that such amounts would not cause a Borrowing Base Deficiency.

2.04                        Margin Amount Maintenance; Mandatory Prepayments.

(a)                                 If at any time the aggregate Collateral Value of Financed Assets that constitute Tranche A Assets, is less than the Repayment Amount on account of the related Tranche A Advances (a “Tranche A Margin Deficit”) and such Tranche A Margin Deficit is greater than the Margin Threshold, then the Lender may by notice to the Borrowers (as such notice is more particularly set forth below, a “Tranche A Margin Call”), require the Borrowers to transfer to the Lender or its designee cash in an amount at least equal to the Tranche A Margin Deficit.

(b)                                 If at any time the aggregate Collateral Value of Financed Assets that constitute Tranche B Assets, is less than the Repayment Amount on account of the related Tranche B Advances (a “Tranche B Margin Deficit”, together with a Tranche A Margin Deficit, and each a “Margin Deficit”) and such Tranche B Margin Deficit is greater than the Margin Threshold, then the Lender may by notice to Sutherland (as such notice is more particularly set forth below, a “Tranche B Margin Call” together with a Tranche A Margin Call, and each a “Margin Call”), require the Sutherland to transfer to the Lender or its designee cash in an amount at least equal to the Tranche B Margin Deficit.

(c)                                  If the Lender delivers Margin Call to the Borrowers on or prior to 10:00 a.m. (Eastern time) on any Business Day, then the Borrowers shall transfer cash to the Lender no later than 5:00 p.m. (Eastern time) that day.  In the event the Lender delivers a Margin Call to the Borrowers after 10:00 a.m. (Eastern time) on any Business Day, the Borrowers shall be required to transfer cash no later than 10:00 a.m. (Eastern time) on the subsequent Business Day.  The Lender’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in excess of the Margin Threshold shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit in excess of the Margin Threshold exists.

(d)                                 Any cash transferred to the Lender pursuant to Section 2.04(b) above shall promptly be applied to reduce the Lender’s Advance Amount related to the applicable Tranche of each Financed Asset on a pro rata basis (based on the Advance Amount related to the applicable Tranche of such Financed Asset).

(e)                                  The Lender hereby agrees that it will be responsible for calculations of the Collateral Value and Repayment Amount of each Financed Asset in order to determine the amount of payments due to the Lender under this Loan Agreement, including without limitation, pursuant to Section 2 hereof and the Lender will provide such calculations to the Borrowers upon request therefor.  The Lender’s determination of the Collateral Value and the Repayment Amount of each Financed Asset shall be conclusive absent manifest error.

(f)                                   If at any time there has occurred, or there is discovered, an Environmental Issue, the Borrowers shall promptly but in any event, within one (1) Business Day, notify the Lender in writing, and shall prepay the Advance related to the Financed Asset subject to the Environmental Issue and remove such Financed Asset from this Loan Agreement.

2.05                        Establishment of Collection Accounts and Waterfall.

(a)                                 The Borrowers shall each, and shall cause each Servicer to, hold for the benefit of, and in trust for, the Lender all Income, including, without limitation, all Income received by or on behalf of any Borrower with respect to the Eligible Assets owned by the Borrowers.  The Borrowers shall cause each Servicer to deposit all such Income received on account of the Eligible Assets serviced or managed by such Servicer, in the applicable Servicer Account no later than two (2) Business Days following receipt.  To the extent that a Borrower is holding any such Income, such Borrower shall deposit such Income (but excluding that portion of Income on account of any SBA Loan due to the SBA or the FTA, which portion of Income shall be remitted directly to the SBA or the FTA, as applicable) in the applicable Collection Account and subject to the applicable Collection Account Control Agreement.  The Borrowers shall cause each Servicer to remit to the applicable Collection Account all Income (but excluding that portion of Income on account of any SBA Loan due to the SBA or the FTA, which portion of Income shall be remitted directly to the SBA or the FTA, as applicable) held in the related Servicer Account on each day that the related Servicer remits any portion of Income to the SBA or the FTA, which remittance shall occur no less frequently than once per calendar week as long as there is Income on deposit in the related Servicer Account.  All Income shall be held in trust for the Lender and shall not be commingled with other property of the Borrowers or any Affiliate of the Borrowers.  Funds deposited in any Collection Account during any month shall be held therein, in trust for Lender, until the next Payment Date with respect to each Tranche.  Subject to the terms of the applicable Collection Account Control Agreement, funds on deposit in the

Collection Accounts shall be remitted to the Lender and applied as follows with respect to each Tranche:  (x) first, from the Tranche A Collection Account on account of the Tranche A Advances in the following order of priority; (y) second, from the Tranche B Collection Account on account of the Tranche B Advances in the following order of priority and; (z) third from the Tranche B Collection Account to the extent that of any insufficient funds on account of the Tranche A Advances, prior to remittance to Sutherland pursuant to clause (vii) below, any additional funds in the Tranche B Collection Account to be applied on account of the Tranche A Advances in the following order of priority:

(i)                                     first, to the Lender for the Lender’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents with respect to such Tranche;

(ii)                                  second, to the Lender for the interest then due and payable on the Advances for such Tranche made to a Borrower;

(iii)                               third, without limiting the rights of the Lender under Section 2.04 of this Loan Agreement, to the Lender, in the amount of any unpaid Margin Deficit with respect to such Tranche;

(iv)                              fourth, to the Lender in an amount equal to the principal amortization (including full and partial prepayments) relating to the Financed Assets for the prior calendar month (the “Principal Paydown Amounts”) and Liquidation Proceeds with respect to Liquidated Assets with respect to such Tranche as follows:

(A)                               with respect to Performing Eligible SBC Loans and Participation Interests, an amount equal to all Principal Paydown Amounts or Liquidation Proceeds, as applicable, multiplied by the Performing Advance Rate Percentage for each Eligible Asset based upon the type of Eligible Asset; and

(B)                               with respect to Non-Performing Eligible SBC Loans and Participation Interests, an amount equal to one hundred percent (100%) of all Principal Paydown Amounts or Liquidation Proceeds as applicable;

(v)                                 fifth, subsequent to an Amortization Event or the occurrence of an Event of Default with respect to such Tranche, one hundred percent (100%) of all Principal Paydown Amounts and Liquidation Proceeds and all other Income will be distributed to the Lender with respect to each Liquidated Asset.

(vi)                              sixth, all other Secured Obligations with respect to such Tranche;

(vii)                           seventh, to the applicable Borrower with respect to such Tranche.

(b)                                 Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing with respect to a Tranche, all funds in the Collection Account with respect to such Tranche shall be withdrawn and shall be applied as determined by Lender until all Secured Obligations with respect to such Tranche have been paid in full and then, paid to the applicable Borrower with respect to such Tranche.

(c)                                  Principal Paydown Amounts and Liquidation Proceeds will be applied to reduce the Lender’s Advance Amount of the applicable Financed Asset to which it applies.  If the amount distributed to the Lender in accordance with the preceding sentence is greater than the Lender’s Advance Amount with respect to such Financed Asset then such excess will be applied to all other Financed Assets within the same Tranche to reduce the Lender’s Advance Amount on a pro rata basis.

2.06                        Repayment of Advances; Interest.

(a)                                 ReadyCap hereby promises to repay in full on the Termination Date the then aggregate outstanding principal amount of the Tranche A Advances and all other related Secured Obligations.  Sutherland hereby promises to repay in full on the Termination Date the then aggregate outstanding principal amount of the Tranche A Advances and the Tranche B Advances and all other Secured Obligations.

(b)                                 For each applicable Tranche the applicable Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each related Advance in such Tranche for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for such Tranche.  Notwithstanding the foregoing, for each Tranche, the applicable Borrower hereby promises to pay to the Lender interest at the applicable Default Rate on any principal of any related Advance in such Tranche and on any other amount payable by such Borrower hereunder or under the related Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.  For each Tranche, accrued interest on each Advance shall be payable monthly in arrears on each Payment Date and on the Termination Date.  Notwithstanding the foregoing, interest accruing at the Default Rate, with respect to either Tranche shall be payable to the Lender on demand.

(c)                                  With respect to each Tranche, it is understood and agreed that, unless and until a Default shall have occurred and be continuing, the Borrowers shall be entitled to the proceeds of the Pledged Assets (other than as expressly set forth in Section 2.05 hereof).

(d)                                 For the avoidance of doubt, (i) ReadyCap’s obligations extend solely to the Tranche A Advances and the related Secured Obligations with respect thereto, and (ii) Sutherland’s obligations extend to both the Tranche A Advances and the Tranche B Advances and the all Secured Obligations with respect thereto.  Accordingly Sutherland shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of either Borrower under this Loan Agreement.  Accordingly, Sutherland waives any and all notice of creation, renewal, extension or accrual of any of the obligations and notice of or proof of reliance by the Lender upon Sutherland’s joint and several liability.  Sutherland waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Sutherland with respect to the obligations.  When pursuing its rights and remedies hereunder against ReadyCap, the Lender may, but shall be under no obligation to, pursue such rights and remedies hereunder against ReadyCap or any other Person or against any collateral security for the obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from ReadyCap or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of ReadyCap or any such other Person or any such collateral security, or right of offset, shall not relieve Sutherland of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against Sutherland.

2.07                        Optional Prepayments.  With respect to each Tranche, the Advances are prepayable at any time, in whole or in part.  Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full.  Amounts repaid may not be reborrowed.  If the Borrowers intend to prepay an Advance in whole or in part from a source other than the proceeds of the related Financed Assets, the Borrowers shall give two (2) Business Days’ prior written notice thereof to the Lender.  If such notice is given, the amount specified in such notice, shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.08                        Limitation on Types of Advances; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate:

(a)                                 the Lender determines, which determination shall be conclusive, absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b)                                 it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a LIBOR Rate; then the Lender shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances, and the Borrowers shall, in its discretion, either prepay all such Advances as may be outstanding or pay interest on such Advances at a rate per annum equal to a rate selected by the Lender which it determines in its sole discretion most closely approximates the LIBOR Rate plus the Applicable Margin.

2.09                        Requirements of Law.

(a)                                 If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject the Lender to any Tax or increased Tax of any kind whatsoever with respect to this Loan Agreement or any Transaction or change the basis of taxation of payments to the Lender in respect thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)                               shall impose on the Lender any other condition that has an adverse effect on the Lender;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of entering, continuing or maintaining any Advance or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Lender such additional amount or amounts as calculated by the Lender in good faith as will compensate the Lender for such increased cost or reduced amount receivable.

(b)                                 If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers shall promptly pay to the Lender such additional amount or amounts as calculated by the Lender in good faith as will compensate the Lender for such reduction.

(c)                                  If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error.

2.10                        Taxes.

(a)                                 Any and all payments by the Borrowers under or in respect of this Loan Agreement or any other Loan Documents to which each Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless otherwise required by law.  If any Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Loan Agreement or any of the other Loan Documents to the Lender, (i) such Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) such Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Loan Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of the Lender, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of the Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Loan Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)                                 In addition, each Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added Taxes, or similar Taxes, charges or levies that arise from any payment made under or in respect of this Loan Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Loan Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)                                  Each Borrower hereby agrees to indemnify the Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by the Borrowers under this Section 2.10 imposed on or paid by the Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by the Borrowers provided for in this Section 2.10(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by any Borrower under the indemnity set forth in this Section 2.10(c) shall be paid within ten (10) days from the date on which the Lender makes written demand therefor.

(d)                                 Within thirty (30) days after the date of any payment of Taxes, the Borrowers (or any Person making such payment on behalf of the Borrowers) shall furnish to the Lender for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)                                  For purposes of subsection (e) of this Section 2.10, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.  Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrowers the following properly completed and duly executed documents:

(i)                                     in the case of a Non-Exempt Lender that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)                                  in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit D (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)                               in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)                              in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 7 Certificate; or

(v)                                 in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this section if such beneficial owner were the Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrowers; provided, however, that the Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)                              in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were the Lender; or

(vii)                           in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7

Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were the Lender.

If the Lender provided a form pursuant to clause (e)(i)(x) and the form provided by the Lender at the time the Lender first becomes a party to this Loan Agreement or, with respect to a grant of a Participation Interest, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until the Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  If, however, on the date a Person becomes an assignee, successor or participant to this Loan Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 2.10, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)                                   For any period with respect to which the Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (e) of this Section 2.10 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by the Lender or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for the Lender to deliver such form, certificate or other document), the Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 2.10 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should the Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request, to assist the Lender in recovering such Non-Excluded Taxes.

(g)                                  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.10 shall survive the termination of this Loan Agreement.  Nothing contained in this Section 2.10 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)                                 Each party to this Loan Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Advances as indebtedness of the Borrowers that is secured by the Pledged Assets, and to treat the Pledged Assets as owned by the Borrowers for federal income tax purposes in the absence of a Default by the Borrowers.  All parties to this Loan Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 3.                                           Payments; Computations; Etc.

3.01                        Payments.

(a)                                 Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Loan Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender:  Account No. 100381681, for the account of JPMC Bank RE Wire Transfer Clearing Account, JPMorgan Chase Bank, N.A., ABA No. 021-000-021, Reference:  Project Sable, Attn:  Sophia Redzaj not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).  The Borrowers acknowledge that they have no rights of withdrawal from the foregoing account.

(b)                                 Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.02                        Computations.  Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03                        Commitment Fee.  In addition to other fees and expenses to be paid by the Borrowers as provided herein, in the event that the Recalculated Fee Amount is greater than the amount paid prior to the Effective Date, then Borrowers shall remit the difference to the Lender on the Effective Date, and, if the Recalculated Fee Amount is less than the Commitment Fee, then the Lender shall remit the lesser of (i) the difference between the Commitment Fee and Recalculated Fee Amount and (ii) the excess, if any, of the Commitment Fee over $4,500,000 to the Borrowers on the Effective Date.

Section 4.                                           Collateral Security.

4.01                        Collateral; Security Interest.

(a)                                 The Custodian shall hold the Asset Files (except for the SBA 7(a) Loan Notes which shall be held by the FTA as bailee for the Lender), as bailee and agent for the Lender, the holders of the Guaranteed Portion, and the SBA, as their interests may appear.

(b)                                 Each of the following items of property, whether now owned or hereinafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Tranche A Collateral”:

(i)                                     all Pledged Tranche A Assets;

(ii)                                  to the extent of the Unguaranteed Portion or the Guaranteed Portion, as applicable, all Asset Files, including without limitation all promissory notes, and all

Servicing Records (as defined in Section 12.02 below), Servicing Agreements (if any) and any other collateral pledged or otherwise relating to such Pledged Tranche A Asset, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii)                               all insurance (issued by governmental agencies or otherwise) and any insurance certificate or other document evidencing such insurance relating to any Pledged Tranche A Asset or the related Pledged Property and all claims and payments thereunder;

(iv)                              the Interest Income Asset with respect to such Pledged Tranche A Asset;

(v)                                 the Tranche A Collection Account and all monies from time to time on deposit in such Tranche A Collection Account;

(vi)                              all “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(vii)                           any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c)                                  Each of the following items of property, whether now owned or hereinafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Tranche B Collateral”:

(i)                                     all Pledged Tranche B Assets;

(ii)                                  to the extent of the Unguaranteed Portion or the Guaranteed Portion, as applicable, all Asset Files, including without limitation all promissory notes, and all Servicing Records (as defined in Section 12.02 below), Servicing Agreements (if any) and any other collateral pledged or otherwise relating to such Pledged Tranche B Asset, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii)                               all insurance (issued by governmental agencies or otherwise) and any insurance certificate or other document evidencing such insurance relating to any Pledged Tranche B Asset or the related Pledged Property and all claims and payments thereunder;

(iv)                              the Interest Income Asset with respect to such Pledged Tranche B Asset;

(v)                                 the Tranche B Collection Account and the Tranche B Servicer Account and all monies from time to time on deposit in such Tranche B Collection Account and Tranche B Servicer Account;

(vi)                              all “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(vii)                           any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(d)                                 ReadyCap hereby pledges to the Lender, and grants a security interest in favor of the Lender in, all of ReadyCap’s right, title and interest in, to and under the Tranche A Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the respective Secured Obligations related to the Tranche A Advances.  Sutherland hereby pledges to the Lender, and grants a security interest in favor of the Lender in, all of Sutherland’s right, title and interest in, to and under the Tranche B Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure all of the Secured Obligations.  Each Borrower agrees to mark its computer records and tapes to evidence the interests granted to the Lender hereunder.

4.02                        Further Documentation.  At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrowers, each Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby.  Each Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of such Borrower to the extent permitted by applicable law.  A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03                        Changes in Locations, Name, etc.  No Borrower shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6.21 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Lender at least thirty (30) days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed necessary by the Lender to continue its perfected status in the Collateral with at least the same priority.

4.04                        Lender’s Appointment as Attorney-in-Fact.

(a)                                 ReadyCap hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of ReadyCap and in the name of ReadyCap or in its own name, from time to time, in the Lender’s discretion, if an Event of Default with respect to Tranche A shall have occurred, and during its period of continuance, and for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement with respect to Tranche A, and, without limiting the generality of the foregoing, ReadyCap hereby gives the Lender the power and right, on behalf of ReadyCap, without assent by, but with notice to, ReadyCap, if an Event of

Default with respect to Tranche A shall have occurred and be continuing, to take action pursuant to Section 9, including to do the following:

(i)                                     in the name of ReadyCap or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Tranche A Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Tranche A Collateral whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Tranche A Collateral;

(iii)                               (A) to direct any party liable for any payment under any Tranche A Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Tranche A Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Tranche A Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Tranche A Collateral or any thereof and to enforce any other right in respect of any Tranche A Collateral; (E) to defend any suit, action or proceeding brought against ReadyCap with respect to any Tranche A Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Tranche A Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and ReadyCap’s expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Tranche A Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as ReadyCap might do; and

(iv)                              to deliver any notices to the SBA or FTA, including, but not limited to, notices required under the Multiparty Agreement.

ReadyCap hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable until all of the obligations of ReadyCap under each of the Loan Documents have been fully and finally repaid and performed.

ReadyCap also authorizes the Lender, at any time during the existence of an Event of Default with respect to Tranche A, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Tranche A Collateral.  It is understood and agreed that the exercise of the foregoing power of attorney by the Lender is subject to the restrictions set forth in the Multiparty Agreement.

(b)                                 Sutherland hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Sutherland and in the name of Sutherland or in its own name, from time to time, in the Lender’s discretion, if an Event of Default shall have occurred with respect to Tranche A or Tranche B, and during its period of continuance, and for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement with respect to Tranche B, and, without limiting the generality of the foregoing, Sutherland hereby gives the Lender the power and right, on behalf of Sutherland, without assent by, but with notice to, Sutherland, if an Event of Default with respect to Tranche A or Tranche B shall have occurred and be continuing, to take action pursuant to Section 9, including to do the following:

(i)                                     in the name of Sutherland or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Tranche B Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Tranche B Collateral whenever payable;

(ii)                                  to pay or discharge taxes and Liens levied or placed on or threatened against the Tranche B Collateral; and

(iii)                               (A) to direct any party liable for any payment under any Tranche B Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Tranche B Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Tranche B Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Tranche B Collateral or any thereof and to enforce any other right in respect of any Tranche B Collateral; (E) to defend any suit, action or proceeding brought against Sutherland with respect to any Tranche B Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Tranche B Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and Sutherland’s expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Tranche B Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Sutherland might do.

Sutherland hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable until all of the obligations of Sutherland under each of the Loan Documents have been fully and finally repaid and performed.

Sutherland also authorizes the Lender, at any time during the existence of an Event of Default with respect to Tranche A or Tranche B, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Tranche B Collateral.

(c)                                  The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to each Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05                        Performance by Lender of Borrowers’ Obligations.  If a Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by the applicable Borrowers to the Lender on demand and shall constitute Secured Obligations.

4.06                        Proceeds.

(a)                                 If an Event of Default with respect to Tranche A shall occur and be continuing, (i) all proceeds of the Tranche A Collateral received by ReadyCap consisting of cash, checks and other near-cash items shall be held by ReadyCap in trust for the Lender, segregated from other funds of ReadyCap, and shall forthwith upon receipt by ReadyCap be turned over to the Lender in the exact form received by ReadyCap (duly endorsed by ReadyCap to the Lender, if required) and (ii) any and all such proceeds received by the Lender (whether from ReadyCap or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured) related to the Tranche A Advances, such application to be in such order as the Lender shall elect.

(b)                                 If an Event of Default with respect to Tranche A or Tranche B shall occur and be continuing, (i) all proceeds of the Tranche B Collateral received by Sutherland consisting of cash, checks and other near-cash items shall be held by Sutherland in trust for the Lender, segregated from other funds of Sutherland, and shall forthwith upon receipt by Sutherland be turned over to the Lender in the exact form received by Sutherland (duly endorsed by Sutherland to the Lender, if required) and (ii) any and all such proceeds received by the Lender (whether from Sutherland or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect.

(c)                                  Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the applicable Borrower with respect to such Tranche or to whomsoever may be lawfully entitled to receive the same.  For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, Condemnation Proceeds, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07                        Remedies.  If an Event of Default, with respect to a Tranche, shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement with respect to such Tranche and in any other instrument or agreement securing, evidencing or relating to the related Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code.  Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon a Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral with respect to such Tranche, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral with respect to such Tranche, or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral with respect to such Tranche so sold, free of any right or equity of redemption in Borrowers, which right or equity is hereby waived or released.  Each Borrower further agrees, at the Lender’s request, to assemble the Collateral with respect to such Tranche and make it available to the Lender at places which the Lender shall reasonably select, whether at a Borrower’s premises or elsewhere.  The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral with respect to such Tranche or in any way relating to the Collateral with respect to such Tranche or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrowers.  To the extent permitted by applicable law, each Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender.  If any notice of a proposed sale or other disposition of Collateral with respect to such Tranche shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.  Each Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.06(b) hereof) if the proceeds of any sale or other disposition of the Collateral with respect to such Tranche are insufficient to pay the related Secured Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.  Because each Borrower recognizes that it may not be possible to purchase or sell all of the Collateral with respect to such Tranche on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral with respect to such Tranche may not be liquid, each Borrower agrees that liquidation of the Collateral with respect to such Tranche does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, the Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral with respect to such Tranche and nothing contained herein shall (A) obligate the Lender to liquidate any Collateral with respect to such Tranche on the occurrence of an Event of Default with respect to such Tranche or to liquidate all Collateral with respect to such Tranche in the same manner or on the same Business Day or (B) constitute a waiver of any of the Lender’s rights or remedies.

4.08                        Limitation on Duties Regarding Presentation of Collateral.  The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account.  Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of a Borrower or otherwise.

4.09                        Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10                        Release of Security Interest.  Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, a Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, as though such payments had not been made.  So long as no Default or Event of Default has occurred and is continuing and no Borrowing Base Deficiency would result therefrom, the Lender shall, at the written request of a Borrower given at least five (5) Business Days’ prior to the date of release and provided that the related proceeds of such SBC Loan are remitted to the applicable Collection Account and at least equal an allocation price mutually agreed to by the Lender and the Borrowers, release its security interest in a portion of the Collateral.

Section 5.                                           Conditions Precedent.

5.01                        Loan Agreement; Initial Advance.  The agreement of the Lender to enter into this Loan Agreement and to make the initial Advance requested to be made by it hereunder is subject to the satisfaction, immediately prior to or concurrently with execution of this Loan Agreement and the making of such Advance, of the condition precedent that the Lender shall have received from the Borrowers any fees and expenses payable hereunder on the date hereof, and all of the following conditions shall have been satisfied as determined by the Lender:

(a)                                 Loan Documents.  The Lender shall have received the Loan Documents, duly executed by the parties thereto;

(b)                                 Filings, Registrations, Recordings.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered, or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest, and (ii) UCC lien searches in such jurisdictions or shall be applicable to each Borrower and the Collateral and which results shall be satisfactory to the Lender;

(c)                                  Opinions of Counsel.  An opinion or opinions of counsel as to such matters as the Lender may reasonably request, including customary corporate and enforceability opinions and including, without limitation, a creation and perfection and priority opinion with respect to the Financed Assets, an opinion that no Borrower nor the Guarantor is an investment company under the Investment Company Act and standard opinions regarding enforceability;

(d)                                 Borrower and Guarantor Organizational Documents.  A certificate of existence of each Borrower and the Guarantor delivered to the Lender prior to the Effective Date and certified copies of the organizational documents of each Borrower and the Guarantor and of all corporate or other authority for each Borrower and the Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by each Borrower and the Guarantor from time to time in connection herewith;

(e)                                  Good Standing Certificates.  A certified copy of a good standing certificate (or its documentary equivalent) from the jurisdiction of organization of the Guarantor and each Borrower dated as of no earlier than the date ten (10) Business Days prior to the Effective Date;

(f)                                   Incumbency Certificates.  An incumbency certificate of each Borrower and the Guarantor certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Loan Documents;

(g)                                  Reserved.

(h)                                 Consents, Licenses, Approvals, etc.  The Lender shall have received copies certified by each Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect;

(i)                                     Evidence of SBA Approval.  Evidence satisfactory to the Lender that (i) the SBA has approved the Loan Documents with respect to SBA 7(a) Loans, including but not limited to, the execution and delivery of the Multiparty Agreement, and (ii) ReadyCap is an SBA-approved non-bank lender as prescribed by the SBA Rules and Regulations;

(j)                                    Insurance.  The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrowers as of such initial Funding Date with Section 7.11 hereof; and

(k)                                 Other Documents.  The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

5.02                        Initial and Subsequent Advances.  With respect to each Tranche, the making of each, related Advance to the Borrowers (including the initial Advance) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a)                                 No Default.  No Default, Amortization Event, Event of Default or commencement of an Amortization Period with respect to either Tranche shall have occurred and be continuing under the Loan Documents;

(b)                                 Funding Period.  The Funding Period shall not have terminated;

(c)                                  Representations and Warranties.  Both immediately prior to the Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Borrower in Section 6 hereof, shall be true, correct and complete on and as of the date of such Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(d)                                 Borrowing Base and Tranche Limits.  The aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base, and with respect to the Tranche A Advances, the Tranche A Facility Amount and, with respect to the Tranche B Advances, the Tranche B Facility Amount;

(e)                                  Reserved.

(f)                                   Trust Receipt; Asset Schedule; and Exception Report; Etc.  The Lender shall have received from the Custodian a Collateral Confirm in respect of all Pledged Assets to be pledged hereunder on such Business Day and a corresponding Asset Schedule and an Exception Report, with Exceptions in respect of such Pledged Assets acceptable to the Lender in its sole discretion, in each case dated such Business Day and duly completed.  The Custodian shall have received acceptable evidence that the Eligible Assets subject to the Advance are not subject to a Fatal Exception.  The Lender shall have received from the FTA in respect of each of the SBA 7(a) Loan Notes to be pledged hereunder on such Business Day, an executed receipt in the form of Exhibit A attached to the Multiparty Agreement;

(g)                                  Other Documents.  The Lender shall also receive all of the documents required under Section 2.03 hereof;

(h)                                 Absence of Securities Market.  There shall not have occurred an event or events resulting in the effective absence of a “securities market” for securities backed by small business loans or an event or events shall have occurred resulting in the Lender not being able to sell securities backed by small business loans at prices which would have been reasonable prior to such event or events;

(i)                                     No Material Adverse Effect.  There shall not have occurred one or more events that, in the reasonable judgment of the Lender, constitutes or should reasonably be expected to constitute a Material Adverse Effect;

(j)                                    Requirements of Law.  The Lender shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Lender has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Lender to enter into Transactions hereunder;

(k)                                 Other Documents.  Such other documents as the Lender may reasonably request, consistent with market practices, in form and substance reasonably acceptable to the Lender.

Section 6.                                           Representations and Warranties.

Each Borrower represents and warrants represents and warrants to the Lender that as of the Effective Date and the date of any Advance hereunder and at all times while the Loan Documents are in full force and effect:

6.01                        Asset Schedule.  The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, a Borrower to the Lender is complete, true and correct in all material respects, and each Borrower acknowledges that the Lender has not verified the accuracy of such information or data.

6.02                        Solvency.  The Loan Documents and each Advance is not entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Borrowers’ creditors.  No Borrower is insolvent within the meaning of 11 U.S.C. Section 101(32) and the taking of an Advance pursuant hereto (i) will not cause a Borrower to become insolvent, (ii) will not result in any property remaining with a Borrower to be unreasonably small capital, and (iii) will not result in debts that would be beyond a Borrower’s ability to pay as same mature.  Each Borrower has received reasonably equivalent value in exchange for the transfer of the Pledged Assets.

6.03                        No Broker.  No Borrower has dealt with any broker, investment banker, agent, or other person, except for the Lender, who may be entitled to any commission or compensation in connection with this Loan Agreement.

6.04                        Ability to Perform.  No Borrower believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Loan Documents to which it is a party on its part to be performed.

6.05                        Existence.  Each Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.06                        Financial Statements.  The Guarantor has heretofore furnished to the Lender a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the such monthly periods of the Guarantor up until March 31, 2014, and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such monthly periods, setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and each Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis.  Since March 31, 2014, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect.  The Guarantor does not have, on March 31, 2014, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Guarantor except as heretofore disclosed to the Lender in writing.

6.07                        No Breach.  Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated to be entered into by a Borrower in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of a Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which a Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Loan Documents) upon any Property of a Borrower, or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

6.08                        Action.  Each Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable; the execution, delivery and performance by such Borrower of each of the Loan Documents have been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by such Borrower, as applicable, and constitutes a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms.

6.09                        Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by a Borrower of the Loan Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Loan Documents.

6.10                        Enforceability.  This Loan Agreement and all of the other Loan Documents executed and delivered by each Borrower in connection herewith are legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

6.11                        Indebtedness.  No Borrower shall incur any Indebtedness (other than the Indebtedness outstanding under this Loan Agreement and the Loan Documents) without giving prior written notice to the Lender, which notice shall include a description of such Indebtedness in form and substance acceptable to Lender in its sole discretion.

6.12                        Material Adverse Effect.  Since March 31, 2014, there has been no development or event nor, to either Borrower’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

6.13                        No Default.  No Default or Event of Default has occurred and is continuing.

6.14                        Real Estate Investment Trust.  Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code.  Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

6.15                        Adverse Selection.  No Borrower has selected the Pledged Assets in a manner so as to adversely affect the Lender’s interest.

6.16                        Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, a Borrower, or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) (A) with respect to the Guarantor, makes a claim in an aggregate amount greater than $5,000,000, (B) with respect to ReadyCap, makes a claim in an aggregate amount greater than $1,000,000 or (C) with respect to Sutherland, makes a claim in an aggregate amount greater than $1,000,000.

6.17                        Margin Regulations.  The use of all funds acquired by each Borrower under this Loan Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

6.18                        Taxes.  (i) Each Borrower has and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, the failure of which to timely pay would cause a Material Adverse Effect with respect to such Borrower, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  (ii) There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

6.19                        Investment Company Act.  Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.20                        Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, Sutherland’s chief executive office, is, and has been located at 1140 Avenue of the Americas, 7th Floor, New York, New York 10036 and ReadyCap’s chief executive office, is, and has been located at 114 Pacifica, Suite 400, Irvine, California 92618.  On the Effective Date, each Borrower’s jurisdiction of organization is Delaware.

6.21                        Location of Books and Records.  The location where each Borrower keeps its books and records, including all computer tapes and records related to the Pledged Assets is its chief executive office.

6.22                        True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Borrower to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or, to a Borrower’s knowledge, omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of each Borrower to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of a Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.  Notwithstanding anything to the contrary in this provision, in the event that (i) a Borrower discovers any information provided to Lender that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) such Borrower provides correct information to Lender prior to any detrimental reliance by Lender, as determined by Lender, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

6.23                        ERISA.

(a)                                 No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected to be incurred by either Borrower, the Guarantor, or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither a Borrower, the Guarantor nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(c)                                  Each Plan of each Borrower, the Guarantor or each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(d)                                 Neither Borrower, the Guarantor nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(e)                                  Neither Borrower, the Guarantor nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

6.24                        SBA Approvals.  ReadyCap is approved by the SBA as an approved lender.  ReadyCap is in good standing, with no event having occurred or ReadyCap having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make ReadyCap unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the SBA.  The SBA has approved the Loan Documents.

6.25                        No Reliance.  Each Borrower has made its own independent decisions to enter into the Loan Documents and as to whether such transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  No Borrower is relying upon any advice from the Lender as to any aspect of the Loan Documents, including without limitation, the legal, accounting or tax treatment of the Loan Documents.

6.26                        Plan Assets.  Neither Borrower nor the Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Pledged Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in a Borrower’s hands and transactions by or with either Borrower or a Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

6.27                        Anti-Money Laundering Laws.  Each Borrower has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Borrower has established, either directly or through the Manager, an anti-money laundering compliance program as required by the Anti-Money Laundering Laws.

6.28                        No Prohibited Persons.  Neither any Borrower nor any of its Affiliates, officers, directors, partners or members or any Obligor is an entity or person (or to Borrower’s knowledge, owned or controlled by an entity or person):  (i) that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

6.29                        Collateral; Collateral Security.

(a)                                 No Borrower has assigned, pledged, or otherwise conveyed or encumbered any Pledged Asset to any other Person, and such Borrower was the sole owner of such Pledged Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder.  Notwithstanding the preceding sentence, such Borrower may hereafter jointly own (a) a Pledged Asset with other parties through the sale of Participation Interests to one or more Loan Participants, or (b) any other interests of such Borrower in a Pledged Asset through the sale of the Guaranteed Portion in the secondary market (“Secondary Market Sale”); provided that such Borrower obtains the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

(b)                                 The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrowers in, to and under the Collateral.

(c)                                  Pursuant to the Multiparty Agreement, upon receipt by the FTA of each SBA 7(a) Loan Note, and notice of the Lender’s Lien thereon, the Lender shall have a fully perfected first priority security interest therein, in the Pledged Tranche A Asset evidenced thereby and in ReadyCap’s interest in the related Pledged Property.

(d)                                 Upon receipt by the Custodian of each SBC Loan Note, the Lender shall have a fully perfected first priority security interest therein, in the Pledged Tranche B Asset evidenced thereby and in Sutherland’s interest in the related Pledged Property.

(e)                                  Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and such Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of such Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

(f)                                   Upon execution and delivery of the Multiparty Agreement by all of the parties thereto, the Lender shall have a fully-perfected first priority security interest in each Pledged Asset that constitutes an SBA 7(a) Loan.

6.30                        Acquisition of SBC Loans and Participation Interests.  The SBC Loans and Participation Interests were acquired by a Borrower, and the origination and collection practices used with respect to the SBC Loans and Participation Interests have been, in all material respects legal, proper, prudent and customary in the commercial and multifamily SBC Loan servicing business.  Each of the SBC Loans and Participation Interests, as applicable, complies with the representations and warranties listed in Schedule 1-A or Schedule 1-B hereto.

Section 7.                                           Covenants of the Borrowers.  On and as of the date of this Loan Agreement and the date of each Advance and on each day until this Loan Agreement is no longer in force, each Borrower covenants as follows:

7.01                        Preservation of Existence; Compliance with Law.  Each Borrower shall:

(a)                                 Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(b)                                 Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(c)                                  Maintain all material licenses, permits or other approvals, including all SBA licenses, permits or other approvals, necessary for such Borrower to conduct its business and to perform its obligations under the Loan Documents, and shall conduct its business strictly in accordance with applicable law;

(d)                                 Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e)                                  Permit representatives of the Lender, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.02                        Taxes.  Each Borrower and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

7.03                        Notice of Proceedings or Adverse Change.  Each Borrower shall give notice to the Lender immediately (unless otherwise specified below) after a Responsible Officer of such Borrower has any knowledge of:

(a)                                 promptly upon receipt of notice or knowledge of the occurrence of any Default, Amortization Event or Event of Default;

(b)                                 with respect to any Eligible Asset pledged to the Lender hereunder, promptly upon receipt of any principal prepayment (in full or partial) of such Pledged Asset (which principal prepayment shall promptly be deposited in the applicable Collection Account);

(c)                                  with respect to any Eligible Asset pledged to the Lender hereunder, immediately upon receipt of notice or knowledge that the underlying Pledged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Collateral Value of such Pledged Asset;

(d)                                 as soon as practicable, but, in any case, no more than two (2) Business Days, after a Borrower has obtained actual knowledge of the existence of any Critical Exception or Fatal Exception with respect to an SBC Loan, notice identifying the SBC Loan with respect to which such Critical Exception or Fatal Exception, as the case may be, exists and detailing the cause of such Critical Exception or Fatal Exception;

(e)                                  promptly upon receipt of notice or knowledge, but, in any case, no more than one (1) Business Day, after a Borrower has obtained actual knowledge of the existence of any Environmental Issue with respect to an SBA Loan, notice identifying the SBC Loan with respect to which such Environmental Issue exists and detailing the cause of such Environmental Issue and such Borrower shall, if a Pledged Property is subject to an Environmental Issue, direct the Servicer to immediately stop any foreclosure proceedings and not commence new foreclosure proceedings against such Pledged Property;

(f)                                   Promptly, but no later than five (5) Business Days, upon receipt of notice or knowledge of (i) any material default related to any Collateral, (ii) any material Lien or material security interest (other than security interests created hereby or by the other Loan

Documents) on, or material claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(g)                                  promptly, but no later than two (2) Business Days after a Borrower receives any of the same, deliver to the Lender a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to a Borrower by any Person pursuant to, or in connection with, any of the SBC Loans; or

(h)                                 upon discovery by a Borrower or the Lender of any breach of any representation or warranty listed on Schedule 1-A or Schedule 1-B hereto applicable to any Eligible Asset, the party discovering such breach shall promptly give notice of such discovery to the other.

7.04                        Financial Reporting.  The Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(a)                                 Within one hundred and twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Guarantor for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(b)                                 Within forty-five (45) days after the close of each of the Guarantor’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such quarter, subject, however, to year-end adjustments;

(c)                                  Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (a) or (b) above a certificate in form and substance acceptable to the Lender in its sole discretion and certified by a Responsible Officer of a Guarantor;

(d)                                 If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Guarantor, within five (5) Business Days of their filing with the SEC; provided, that, Guarantor or any Affiliate will provide the Lender with a copy of the annual 10-K filed with the SEC by a Borrower or its Affiliates, no later than ninety (90) days after the end of the year; and

(e)                                  Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as the Lender may reasonably request.

7.05                        Visitation and Inspection Rights.  Each Borrower, Guarantor and Investment Manager shall permit the Lender to inspect, and to discuss with such Borrower’s, Guarantor’s or Investment Manager’s, as applicable, officers, agents and auditors, the affairs, finances, and accounts of such Borrower, Guarantor or Investment Manager, as applicable, the SBC Loans, and such Borrower’s, Guarantor’s or Investment Manager’s, as applicable, books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of such Borrower, Guarantor or Investment Manager, as applicable, to discuss with its officers, its affairs, finances, and accounts.

7.06                        Reimbursement of Expenses.  On the date of execution of this Loan Agreement, Borrowers shall reimburse the Lender for all expenses incurred by the Lender on or prior to such date.  From and after such date, Borrowers shall promptly reimburse the Lender for all expenses as the same are incurred by the Lender and within thirty (30) days of the receipt of invoices therefor.

7.07                        Further Assurances.  Each Borrower shall execute and deliver to the Lender all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by this Loan Agreement and the Loan Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.  Each Borrower shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, each Borrower will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws.  Each Borrower will not allow any default for which such Borrower is responsible to occur under any Pledged Asset or any Loan Document and each Borrower shall fully perform or cause to be performed when due all of its obligations under any Pledged Asset or the Loan Documents.

7.08                        True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of the Guarantor, Investment Manager or a Borrower or any of its Affiliates thereof or any of their officers furnished to the Lender hereunder and during the Lender’s diligence of the Guarantor, Investment Manager and the Borrowers are and will be true and complete and will not, to a Borrower’s knowledge, omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by the Guarantor, Investment Manager or a Borrower to the Lender pursuant to this Loan Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.  Notwithstanding anything to the contrary in this provision, in the event that (i) a Borrower discovers any information provided to Lender that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) such Borrower provides correct information to Lender prior to any detrimental reliance by Lender, as determined by Lender, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

7.09                        ERISA Events.

(a)                                 Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Borrowers and/or Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $1,000,000 the Borrowers shall give the Lender a written notice specifying the nature thereof, what action such Borrower or Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(b)                                 Promptly upon receipt thereof, each Borrower shall furnish to the Lender copies of (i) all notices received by a Borrower or Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by a Borrower or Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $1,000,000; and (iii) all funding waiver requests filed by a Borrower or Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $1,000,000, and all communications received by a Borrower or Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

7.10                        Adverse Selection.  No Borrower shall select Eligible Assets using any type of adverse selection or other selection criteria which would adversely affect the Lender.

7.11                        Insurance.  ReadyCap shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $2,000,000.  Sutherland, Investment Manager and Guarantor shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000.  Each Borrower, Investment Manager and Guarantor shall maintain Fidelity Insurance in respect of its officers and employees, with respect to any claims made in connection with all or any portion of the Pledged Assets.  Each Borrower, Investment Manager and Guarantor shall notify the Lender of any material change in the terms of any such Fidelity Insurance.

7.12                        Books and Records.  Each Borrower shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the SBC Loans in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all SBC Loans.

7.13                        Illegal Activities.  No Borrower shall engage in any conduct or activity that could subject its assets to forfeiture or seizure.

7.14                        Material Change in Business.  Neither Borrower nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

7.15                        Limitation on Dividends and Distributions.  Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, neither Borrower nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of such Borrower or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of such Borrower or Guarantor, either directly or indirectly, whether in cash or property or in obligations of such Borrower or Guarantor or any of such Borrower’s or Guarantor’s consolidated Subsidiaries; provided that the Guarantor shall be permitted to pay such dividends to the extent funds are distributed to the Guarantor and only in order to satisfy the REIT Distribution Requirement.

7.16                        Disposition of Assets; Liens.  No Borrower or Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired (other than a Transfer that is an ordinary course securitization) or allow any Subsidiary (other than a special purpose entity established in accordance with customary secondary market procedures for the financing or sale of specified assets) to Transfer substantially all of its assets to any Person; provided that each Borrower or Guarantor may after prior written notice to the Lender allow such action with respect to any Subsidiary which is not a material part of the Borrowers’ overall business operations.

7.17                        Transactions with Affiliates.  No Borrower shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Loan Agreement, (b) in the ordinary course of such Borrower’s business, (c) a securitization transaction entered into by a Borrower which does not include any Financed Assets financed under the Loan Documents (other than as permitted by this Loan Agreement) and (d) upon fair and reasonable terms no less favorable to such Borrower, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.18                        ERISA Matters.

(a)                                 Neither Borrower nor Guarantor shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of a Borrower or Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $1,000,000.

(b)                                 Neither Borrower nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither a Borrower nor Guarantor shall use “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Loan Agreement or the Transactions hereunder, and transactions by or with either Borrower or Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

7.19                        Consolidations, Mergers and Sales of Assets.  No Borrower shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

7.20                        REIT Status.  Guarantor shall maintain its status as a real estate investment trust under Section 856 of the Code, as amended, and shall be entitled to claim dividend paid deductions pursuant to Section 857 of the Code, as amended.

7.21                        Asset Tape.  Borrowers shall deliver to the Lender monthly, on or before fifteen (15) days after the end of each calendar month, (i) a schedule in computer-readable form, containing such information reasonably requested by the Lender, including, without limitation, servicing information, with those fields specified by the Lender from time to time, on a loan-by-loan basis and in the aggregate, with respect to the SBC Loans (other than Participant Loans) pledged hereunder by such Borrower or any other Servicer of the SBC Loans (if any), including any fields Lender may reasonably request in order to determine the Market Value of the Financed Assets and all data which the Lender is required to obtain for any regulatory reporting purposes and (ii) a status sheet schedule, containing such information reasonably requested by the Lender with those fields specified by the Lender from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Participant Loans pledged hereunder by such Borrower, including any fields Lender may reasonably request in order to determine the Market Value of the Financed Assets and all data which the Lender is required to obtain for any regulatory reporting purposes (collectively, the “Asset Tape”).

7.22                        Financial Covenants.

(a)                                 The Guarantor shall not permit at any time Total Stockholder’s Equity to be less than the sum of (1) sixty percent (60%) of Total Stockholder’s Equity as of the Effective Date plus (2) fifty percent (50%) of the net proceeds of any equity issuance after the Effective Date.

(b)                                 The Guarantor shall maintain at all times a Leverage ratio of less than 2:1.

(c)                                  The Guarantor shall maintain at all times Liquidity of at least the lesser of (1) four percent (4%) of the sum of (without duplication) (A) any outstanding recourse Indebtedness plus (B) the aggregate amount of Indebtedness outstanding under this Loan Agreement and (2) $25,000,000.

7.23                        No Amendment or Waiver.  No Borrower will, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Financed Asset to which such Borrower is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Financed Asset as Collateral unless the Lender consents in writing after being provided at least five (5) Business Days’ prior written notice from the Borrowers, together with a written summary, of such amendment, modification or termination.  After the Funding Date, until the Lien of any Pledged Asset is released by the Lender, no Borrower will have any right to materially modify or alter the terms of such SBA Loan except with the permission of the SBA in accordance with the SBA Guaranty Agreement and no Borrower will have any obligation or right to repossess such SBA Loan or substitute another

SBA Loan.  In the event that such SBA Loan is modified, such Borrower shall forward a copy of such modification to the Lender.

7.24                        ReadyCap Assignments.  Within five (5) Business Days of the Effective Date, with respect to each SBA 7(a) Loan, the Borrowers shall send for recording:  (a) each assignment of Mortgage in recordable form in the name of ReadyCap, (b) each assignment of assignments of leases and rents in recordable form in the name of ReadyCap and (c) each UCC assignment in recordable form in the name of ReadyCap.

7.25                        Restrictions on Sale or Other Disposition of Financed Assets.  No Transfer of Financed Assets shall be permitted, (i) to the extent such Transfer would cause a Default or Event of Default, or (ii) following the occurrence of a Securitization Event, in the case of clause (ii), such that Borrowers must submit the terms of proposed sale to the Lender prior to consummation thereof, and the Lender shall have the right to re-determine the Market Value of the Financed Assets which would remain subsequent to the sale and require any resulting Margin Deficit payment be paid in conjunction with the proposed sale.

Section 8.                                           Events of Default.  With respect to each Tranche, each of the following events shall constitute an event of default (an “Event of Default”) with respect to such Tranche hereunder; provided that an Event of Default under this Section 8 related solely to Sutherland, the Guarantor or otherwise with respect to Tranche B shall not be an Event of Default with respect to Tranche A; provided, further, that an Event of Default under this Section 8 related to ReadyCap, Sutherland, the Guarantor or otherwise with respect to Tranche A or Tranche B shall be an Event of Default under this Section 8 with respect to Tranche B:

8.01                        Payment Default.  A Borrower shall fail, with respect to the related Tranche, to (i) pay interest which failure remains unremedied for one (1) Business Day following its due date, (ii) pay any principal payment, Margin Deficit or Repayment Amount when due, or (iii) pay fees or other amounts (related to such Tranche) not specified in clauses (i) or (ii) which failure remains unremedied for two (2) Business Days following the date on which they are due; or

8.02                        Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor or any certificate furnished to the Lender pursuant to the provisions hereof or thereof or any information with respect to the SBC Loans furnished in writing by on behalf of a the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1-A and Schedule 1-B which shall be considered solely for the purpose of determining the Market Value of the Assets; unless Lender determines that (i) the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; (ii) any such representations and warranties have been materially false or misleading on a regular basis); provided that a breach of Section 6.14 shall not be an Event of Default with respect to Tranche A; or

8.03                        Immediate Covenant Defaults.  The failure of the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor, to perform, comply with or observe any term, covenant or agreement applicable to a Borrower contained in any of Sections 7.01 (Preservation of Existence, Compliance with Law), 7.08 (True and Correct Information), 7.10 (No Adverse Selection), 7.13 (Illegal Activities), 7.14 (Material Change in Business), 7.15 (Limitation of Dividends and Distributions), 7.16 (Disposition of Assets; Liens), 7.17 (Transactions with Affiliates), 7.19 (Consolidations, Mergers and Sales of Assets), 7.20 (REIT Status), 7.21 (Asset Tape), 7.22 (Financial Covenants), 7.23 (No Amendment or Waiver), or 7.25 (Restrictions on Sale or Other Disposition of Financed Assets) hereof; provided that a breach of Section 7.20 (REIT Status) and Section 7.22 (Financial Covenants) shall not be an Event of Default with respect to Tranche A or

8.04                        Additional Covenant Defaults.  The applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor, shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement (and not identified in Section 8.03) or any other Loan Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of one (1) Business Day; or

8.05                        Judgments.  A judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor in the aggregate by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

8.06                        Cross-Default.  With respect to the Tranche B, (i) either Borrower or the Guarantor shall be in default under any Indebtedness of such Borrower or the Guarantor, including the Tranche A Note, in the aggregate amount of $1,000,000, which default (1) involves the failure to pay a matured obligation or (2) in respect of such Indebtedness would, with or without the giving of notice or lapse of time or both, permit its acceleration, or (ii) either Borrower or the Guarantor shall be in a payment default under any material agreement entered into by such Borrower or the Guarantor and the Lender or any of the Lender’s Affiliates or; or

8.07                        Insolvency Event.  An Insolvency Event shall have occurred with respect to the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor; or

8.08                        Enforceability.  With respect to the applicable Borrower and/or the applicable Tranche, for any reason this Loan Agreement at any time shall not to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms against such Borrower, or with respect to Tranche B, against either Borrower or the Guarantor, or any Lien granted pursuant thereto with respect to such Tranche shall fail to be perfected and of first priority, or any Person (other than the Lender) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Lender) with respect to such Tranche shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

8.09                        Liens.  The applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor, shall grant, or suffer to exist, any Lien on any Tranche A Assets or Tranche B Assets, as applicable (except any Lien in favor of the Lender); or the Liens contemplated hereby shall fail to be first priority perfected Liens on any Tranche A Assets or Tranche B Assets, as applicable and the related Collateral in favor of the Lender; or

8.10                        Material Adverse Effect.  As determined by Lender in its sole discretion, there shall have occurred (a) a Material Adverse Effect with respect to the applicable Borrower and/or the applicable Tranche and/or the related Tranche A Collateral or Tranche B Collateral, or, (b) with respect to Tranche B, either Borrower or the Guarantor and/or either Tranche and/or either the Tranche A Collateral or Tranche B Collateral; or

8.11                        Change in Control.  There shall have occurred (a) a Change in Control in the applicable Borrower with respect to the related Tranche or, (b) with respect to Tranche B, a Change in Control in either Borrower or the Guarantor; or

8.12                        Going Concern.  The applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor shall have audited financial statements or notes thereto or other opinions or conclusions stated therein that shall be qualified or limited by reference to the status of such Borrower or, with respect to Tranche B, either Borrower or the Guarantor as a “going concern” or reference of similar import; or

8.13                        Inability to Perform.  An officer of the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor, shall admit its inability to, or its intention not to, perform any of such Borrower’s or, with respect to Tranche B, either Borrower’s or Guarantor’s obligations; or

8.14                        SBA Rules and Regulations.  Any action by SBA, including without limitation, an amendment or modification of the SBA Rules and Regulations, which would reasonably be likely to materially and adversely affect Lender’s or ReadyCap’s rights under the SBC Loan Guaranty program; or

8.15                        Replacement of Services.  The failure of the applicable Borrower with respect to the related Tranche or, with respect to Tranche B, either Borrower or the Guarantor, to replace any Servicer in accordance with the applicable Servicing Agreement within the earlier of (1) the timeframe set forth in such Servicing Agreement or (2) thirty (30) days, in either case, upon a default of the Servicer thereunder or upon a failure to maintain required approval by the SBA; provided that, with respect to Tranche A Advances, such failure shall give rise to an Event of Default with respect to the Tranche A Advances only if such failure occurs following SBA consent to a transfer of servicing; or

8.16                        Investment Manager.  With respect to the Tranche B Advances, any of the following shall occur with respect to the Investment Manager and the Investment Manager shall fail to be replaced within thirty (30) days thereof:  (i) Insolvency Event of the Investment Manager, (ii) a material adverse change in the financial condition of the Investment Manager or in the operations, or property of the Investment Manager and the Investment Manager shall fail to be replaced within thirty (30) days following request by the Lender, (iii) the Investment Manager fails to attain or comply with the terms of any registrations, authorizations or licenses or memberships with any federal or state or foreign regulatory authority or (iv) the Investment Manager ceases to have authority over the trading and investment activities of either Borrower or the Guarantor; or

8.17                        REIT Qualification.  With respect to the Tranche B Advances, Guarantor shall fail to maintain its status as a real estate investment trust under Section 856 of the Code, as amended or fails to be entitled to claim dividend paid deductions pursuant to Section 857 of the Code, as amended.

Notwithstanding any other provision of this Section 8 any grace or notice period provided herein in respect of a notice to be given or action to be taken by the Lender may be shortened or eliminated by the Lender if, in its sole discretion, it is unreasonable to do so under the circumstances, taking into consideration, among other things, the volatility of the market for the Financed Assets or other securities involved, the extent and nature or any Event of Default (or events which with the giving of such notice and passage of time would constitute Events of Default) and the risks inherent in deferring the exercise of remedies for the otherwise applicable grace or notice period.

Section 9.                                           Remedies Upon Default.

9.01                        Remedies.  Upon the occurrence of one or more Events of Default with respect to a Tranche then, and in every such event (other than an event described in Section 8.07) and at any time thereafter during the continuance of such event, the Lender may take any or all of the following actions, at the same or different times:  (i) terminate the Commitment with respect to such Tranche, whereupon the Commitment with respect to such Tranche shall terminate immediately, (ii) cease to make Advances with respect to such Tranche, (iii) declare the principal of and any accrued interest on the Advances with respect to such Tranche, and all other Secured Obligations with respect to such Tranche owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iv) exercise all remedies contained in this Loan Agreement and any other Loan Document, and (v) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in Section 8.07 shall occur, the Commitment shall automatically terminate, no further Advances shall be made and the principal of the Advances then outstanding, together with accrued interest thereon, and all fees, and all other Secured Obligations with respect to such Tranche shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

9.02                        Physical Possession.  Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records, the SBC Loan

Files and all other files of the Borrowers relating to the Collateral with respect to such Tranche and all documents relating to the Collateral which are then or may thereafter come in to the possession of a Borrower or any third party acting for a Borrower and the Borrowers shall deliver to the Lender such assignments as the Lender shall request; provided, however, that, with respect to the Tranche B Collateral, the Lender shall first obtain the prior written consent of the SBA as required by the Multiparty Agreement.  The Lender shall be entitled to specific performance of all agreements of the Borrowers contained in this Loan Agreement.

9.03                        Lender’s Appointment as Attorney-in-Fact.  To exercise such authority as it may have pursuant to Section 4.04 hereof.

Section 10.                                    No Duty of Lender.  The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to a Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.                                    Indemnification And Expenses.

11.01                 Indemnification.  Each Borrower agrees to hold the Lender and each of its officers, directors, employees, advisors and agents (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Loan Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct; provided that Costs shall not include Costs of any claim made by an Indemnified Party if a court or arbitrator has made a final, non-appealable judgment in favor of such Borrower with respect to such claim; and provided further that ReadyCap shall only be liable for such Costs related to acts or omissions of ReadyCap or related to the Tranche A Advances or the Tranche A Collateral (the “ReadyCap Limitation on Liability”).  Without limiting the generality of the foregoing, but subject to the foregoing ReadyCap Limitation on Liability, each Borrower agrees to hold each Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all SBC Loans relating to or arising out of (i) any Environmental Issue, (ii) the gross negligence, fraud or willful misconduct of a Borrower or any of its officers, directors, employees or agents (each a “Borrower Party”) arising out of, relating to, or in any way connected with, a Borrower’s representations, warranties, covenants, rights, obligations or liabilities under any Loan Document, including without limitation, the misappropriation of funds by any Borrower Party, (iii) any failure by a Borrower Party to properly apply insurance or Condemnation Proceeds on account of the applicable SBC Loan, or (iv) any failure to timely deliver any Asset File or document therein as required by the Custodial Agreement.  In any suit, proceeding or action brought by any Indemnified Party in connection with any SBC Loan for any sum owing thereunder, or to enforce any provisions of any SBC Loan, the Borrowers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by a Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from a Borrower.  Subject to the ReadyCap Limitation on Liability, each Borrower also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation the reasonable fees and disbursements of its counsel.  Each Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the related Collateral, the obligation of such Borrower under the related Note is a recourse obligation of such Borrower.

11.02                 Expenses.  Subject to the ReadyCap Limitation on Liability, each Borrower agrees to pay as and when billed by the Lender (a) all reasonable and documented out-of-pocket expenses of the Lender associated with the Facility (including but not limited to a collateral audit and originator/servicing review to be performed by a third party auditor/appraiser selected by Lender) and the preparation, execution, delivery and administration of this Loan Agreement and the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, (b) all reasonable and documented out-of-pocket expenses of the Lender and the Lender’s counsel (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents, (c) reasonable and documented on-going audit and due diligence expenses (including small business loan file and appraisal or other valuation reviews and inspections) including, but not limited to, those costs and expenses incurred by the Lender pursuant to Section 14 hereof, (d) all documented fees and expenses of the Custodian and (e) all the Costs pursuant to Section 11.01.

11.03                 Full Recourse.  The obligations of each Borrower under its respective Tranche from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Loan Agreement shall be full recourse obligations of the related Borrower.

Section 12.                                    Servicing.

12.01                 Servicing of SBC Loans.  Each Borrower covenants to cause each Servicer of the SBC Loans to service, the SBC Loans in conformity with accepted and prudent servicing practices in the industry for the same type of SBC Loans as the Pledged Assets and in a manner at least equal in quality to the servicing the Borrowers provides for SBC Loans which it owns, including without limitation, those requirements set forth in the applicable Servicing Agreements.

12.02                 Collateral Assignee.  Each Borrower agrees that the Lender is the collateral assignee of all servicing records with respect to the Pledged Assets, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of SBC Loans (the “Servicing Records”), and (ii) each Borrower grants the Lender a security interest in all of such Borrower’s rights relating to the Pledged Assets and all related Servicing Records to secure the Secured Obligations of such Borrower or its designee to service in conformity with this Section and any other obligation of such Borrower to the Lender.  Each Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee at the Lender’s request following the occurrence of an Event of Default.

12.03                 Servicing Agreement.  In the event a Borrower enters into any servicing agreement to service any or all of the SBC Loans (each, a “Servicing Agreement”), such Borrower (i) shall provide a copy of any Servicing Agreement to the Lender, which shall be subject to the review and approval of the Lender in its sole discretion, and (ii) hereby irrevocably assigns to the Lender and the Lender’s successors and assigns all right, title and interest of such Borrower in, to and under, and the benefits of, any Servicing Agreement with respect to the Pledged Assets.

12.04                 Event of Default.  Upon the occurrence and during the continuance of an Event of Default hereunder and in all events, with respect to Tranche A, subject to the Multiparty Agreement, the Lender shall have the right to immediately terminate and transfer the servicing in accordance with the terms of the related Servicing Agreement or the Participation Agreement, to the extent permitted thereunder.  Regardless of whether the Lender exercises such termination right, other than with respect to Participation Interests, the Lender will be named as an intended third-party beneficiary under such servicing, sub-servicing or master servicing agreement (or pursuant to a servicer direction letter with respect to such agreement in the form of Exhibit F) with, upon an Event of Default or a Borrower’s failure to enforce the related servicing agreement within three (3) Business Days following a breach, full enforcement rights as if a party thereto with respect to the SBC Loans.  Each Servicer will execute an acknowledgment of the Lender’s rights with respect to the SBC Loans and Participation Interests, as applicable.  Each Borrower shall cooperate in transferring the servicing or managing, as applicable, of the SBC Loans to a successor servicer or manager, as applicable, appointed by the Lender in its sole discretion.

Section 13.                                    Recording of Communications.  The Lender and each Borrower shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording.  The Lender and each Borrower consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

Section 14.                                    Due Diligence.  Each Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the SBC Loans (which may include obtaining appraisals and performing compliance, legal, credit and servicing file reviews) for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and such Borrower agrees that upon reasonable (but no less than five (5) Business Day’s) prior notice to such Borrower (unless a Default shall have occurred, in which case no prior notice shall be required), the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the SBA Loan Files and any and all documents, records, agreements, instruments or information relating to such SBC Loans in the possession or under the control of such Borrower.  Each Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the SBC Loan Files and the SBC Loans.  Without limiting the generality of the foregoing, each Borrower acknowledges that the Lender may make Advances to such Borrower based solely upon the information provided by such Borrower to the Lender in the Asset Tape and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the SBC Loans securing such Advance, including, without limitation, ordering new credit reports and new appraisals on the related Pledged Properties and otherwise re-generating the information used to originate such SBC Loan.  The Lender may underwrite such SBC Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Each Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such SBC Loans in the possession, or under the control, of such Borrower.  Each Borrower further agrees that such Borrower shall reimburse the Lender for any and all reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 14; provided that prior to the occurrence of an Event of Default, such reimbursement shall not exceed $25,000 for any one (1) year period (excluding any reimbursement for due diligence conducted prior to the Effective Date or otherwise associated with the initial closing and funding of this Loan Agreement).

Section 15.                                    Assignability; Amendment.

15.01                 Assignment and Acceptance.  The rights and obligations of the parties under this Loan Agreement shall not be assigned by a Borrower without the prior written consent of the Lender.  Subject to the foregoing, this Loan Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Loan Agreement express or implied, shall give to any Person, other than the parties to this Loan Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Loan Agreement.  The Lender may from time to time assign (x) with respect to the Tranche A Advances, solely with the consent of the SBA and subject to the Multiparty Agreement, and (y) with respect to the Tranche B Advances subject to the following restrictions, all or a portion of its rights and obligations under this Loan Agreement and the Loan Documents pursuant to an executed assignment and acceptance by the Lender and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided that to the extent no Event of Default shall have occurred and be continuing, the Lender shall not make an assignment to a Competitor.  Upon such assignment, (a) such assignee shall be a party hereto and to each Loan Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Lender hereunder, and (b) the Lender shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Loan Documents.  Unless otherwise stated in the Assignment and Acceptance, each Borrower shall continue to take directions solely from the Lender unless otherwise notified by the Lender in writing.  The Lender may distribute to any prospective assignee any document or other information delivered to the Lender by a Borrower.

15.02                 Participations.  The Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement (x) with respect to the Tranche A Advances, solely with the consent of the SBA and subject to the Multiparty Agreement, and (y) with respect to the Tranche B Advances provided that (i) the Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents except as provided in Section 2.10.

15.03                 Disclosures.  The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to a Borrower or any of its Subsidiaries that has been furnished to the Lender by or on behalf of a Borrower or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Loan Agreement.

15.04                 Amendment to Loan Agreement.  In the event the Lender assigns all or a portion of its rights and obligations under this Loan Agreement, the parties hereto agree to negotiate in good faith an amendment to this Loan Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.  This Loan Agreement may be amended be written agreement by the parties hereto; provided that any amendment related to ReadyCap or Tranche A or the Tranche A Assets shall be subject to the Multiparty Agreement.

15.05                 Hypothecation or Pledge of Pledged Assets.  Nothing in this Loan Agreement shall preclude the Lender from repledging the Financed Assets that constitute Tranche B Assets, or with the consent of the SBA and subject to the Multiparty Agreement, Financed Assets that constitute Tranche B Assets, in each case, in accordance with applicable law, but in the case of Participation Interests, subject to the restrictions set forth in the related Participation Agreement.  Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Financed Assets delivered to the Lender by the Borrowers.

Section 16.                                    Transfer and Maintenance of Register.

16.01                 Rights and Obligations.  Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 16, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lender under this Loan Agreement.  Any assignment or transfer by the Lender of rights or obligations under this Loan Agreement that does not comply with this Section 16 shall be treated for purposes of this Loan Agreement as a sale by such the Lender of a participation in such rights and obligations in accordance with Section 15.02 hereof.

16.02                 Register.  Each Borrower shall maintain a register (the “Register”) on which it will record the Lender’s rights hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of the Lender (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect a Borrower’s obligations in respect of such rights.  If the Lender sells a participation in its rights hereunder, it shall provide the Borrowers, or maintain as agent of the Borrowers, the information described in this paragraph and permit the Borrowers to review such information as reasonably needed for the Borrowers to comply with its obligations under this Loan Agreement or under any applicable Requirement of Law.

Section 17.                                    Set-Off.

17.01                 Set-Off Rights.  In addition to any rights and remedies of the Lender hereunder and by law, the Lender shall have the right, without prior notice to Sutherland or the Guarantor, any such notice being expressly waived by Sutherland or the Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Sutherland or the Guarantor thereof to the Lender or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Lender or any Affiliate thereof to or for the credit or the account of Sutherland or the Guarantor.  The Lender agrees promptly to notify Sutherland and the Guarantor, as applicable, after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

17.02                 Suspension of Payments.  The Lender shall at any time have the right, in each case until such time as the Lender determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that the Lender would otherwise be obligated to pay, remit or deliver to the Borrowers hereunder if an Event of Default or Default.

Section 18.                                    Terminability.  Each representation and warranty made or deemed to be made in connection with an Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Advance was made.  The obligations of the Borrowers under Section 11 hereof shall survive the termination of this Loan Agreement.

Section 19.                                    Notices And Other Communications.  Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

Section 20.                                    Entire Agreement; Severability; Single Agreement.

20.01                 Entire Agreement.  This Loan Agreement, together with the Loan Documents, constitute the entire understanding between the Lender and the Borrowers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for transactions involving Financed Assets.  By acceptance of this Loan Agreement, the Lender and the Borrowers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Loan Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

20.02                 Single Agreement.  The Lender and each Borrower acknowledge that, and have entered hereinto and will enter into each Advance hereunder in consideration of and in reliance upon the fact that, all Advances hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Advances.  Accordingly, each of the Lender and each Borrower agrees (i) to perform all of its obligations in respect of each Advance hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Advance against obligations owing to them in respect of any other Advance hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Advances hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 21.                                    Governing Law; Submission to Jurisdictions; Waivers.

21.01                 GOVERNING LAW.  THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21.02                 SUBMISSION TO JURISDICTION; WAIVERS.  THE LENDER, EACH BORROWER AND THE GUARANTOR EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                                 SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION

OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)                                 CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)                                  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED;

(d)                                 AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)                                  THE LENDER, EACH BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 22.                                    No Waivers, etc.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing.

Section 23.                                    Confidentiality.

23.01                 Confidential Terms.  The Lender and each Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the Event of a Default the

Lender determines such information to be necessary or desirable to disclose to enforce or exercise the Lender’s rights hereunder, (iv) to any rating agency, (v) to any Affiliate of the Lender and any of the Lender’s accountants, legal counsel and other advisors, (vi) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Loan Agreement or (vi) to any actual or prospective party to any securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Loan Agreement or payments hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Advances, any fact relevant to understanding the federal, state and local tax treatment of the Advances, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Borrower may disclose the name of or identifying information with respect to the Lender or any pricing terms (including, without limitation, the Commitment Fee) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Advances and is not relevant to understanding the federal, state and local tax treatment of the Advances, without the prior written consent of the Lender.  The provisions set forth in this Section 24 shall survive the termination of this Loan Agreement.

23.02                 Confidential Information.  Notwithstanding anything in this Loan Agreement to the contrary, each Borrower shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Financed Assets and/or any applicable terms of this Loan Agreement (the “Confidential Information”).  Each Borrower understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each Borrower agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Each Borrower shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of the Lender or any Affiliate of the Lender which the Lender holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information.  Each Borrower shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Upon request, each Borrower will provide evidence reasonably satisfactory to allow the Lender to confirm that each Borrower has satisfied its obligations as required under this Section.  Without limitation, this may include the Lender’s review of audits, summaries of test results, and other equivalent evaluations of each Borrower.  Each Borrower shall notify the Lender immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Lender or any Affiliate of the Lender provided directly to the Borrowers by the Lender or such Affiliate.  Each Borrower shall provide such notice to the Lender by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 24.                                    Conflicts; Multiparty Agreement.  In the event of any conflict between the terms of this Loan Agreement and any other Loan Document (other than the Multiparty Agreement with respect to the Tranche A Facility), then the terms of this Loan Agreement shall prevail.  THE LENDER ACKNOWLEDGES THAT ALL PROVISIONS OF THIS LOAN AGREEMENT RELATED TO THE TRANCHE A FACILITY ARE SUBJECT TO THE MULTIPARTY AGREEMENT.  In the event of any conflict between the terms of this Loan Agreement and the Multiparty Agreement with respect to the Tranche A Facility, the terms of the Multiparty Agreement shall prevail.

Section 25.                                    Miscellaneous.

25.01                 Counterparts.  This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

25.02                 Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

25.03                 Acknowledgment.  Each Borrower hereby acknowledges that:

(i)                                     it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement and the other Loan Documents;

(ii)                                  the Lender has no fiduciary relationship to the Borrowers; and

(iii)                               no joint venture exists between the Lender and the Borrowers.

25.04                 Documents Mutually Drafted.  Each Borrower and the Lender agree that this Loan Agreement each other Loan Document have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS:

READYCAP LENDING, LLC

By:	/s/ Jack Ross
Name: Jack Ross
Title: Authorized Person

Address for Notices:

SUTHERLAND ASSET I, LLC

By:	/s/ Jack Ross
Name: Jack Ross
Title: Authorized Person

Address for Notices:

GUARANTOR:

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Jack Ross
Name: Jack Ross
Title: Authorized Person

Address for Notices:

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Winchester
Name: John Winchester
Title: Executive Director

Address for Notices:

Schedule 1-A

Representations and Warranties re:  SBC Loans

As to each SBC Loan included in the Borrowing Base on a Funding Date (and the related Security Agreement, SBC Loan Note, assignment of Security Agreement and Pledged Property), each Borrower shall be deemed to make the following representations and warranties to the Lender as of such date and as of each date Collateral Value is determined.  With respect to any representations and warranties made to the best of each Borrower’s knowledge or actual knowledge, in the event that it is discovered that the circumstances with respect to the related SBC Loan are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of such Borrower, then, notwithstanding that such representation and warranty is made to the best of such Borrower’s knowledge, such SBC Loan shall be assigned a Collateral Value of zero:

(1)           Other than a Secondary Market Sale, such Borrower is the sole owner and holder of such SBC Loan subject to no liens, charges, mortgages encumbrances, or rights of others, except for the SBA with respect to SBA Loans;

(2)           Subject to SBA approval with respect to the Tranche A Assets, such Borrower has the full right and authority to sell, assign, pledge, and transfer such SBC Loan;

(3)           Such SBC Loan is not cross-collateralized with other Pledged Properties (other than pari passu loans originated as “piggyback loans” and identified in Borrower’s Disclosure Schedule I-(3)), not pledged as Collateral, and contains no equity participation by such Borrower; none of the SBC Loan Notes or Security Agreements provide for any contingent or additional interest in the form of participation in the cash flow of the Pledged Property or a sharing in the appreciation of the value of the Pledged Property.  The indebtedness evidenced by the SBC Loan Note is not convertible to an ownership interest in the Pledged Property of the Obligor; and such Borrower has not financed nor does it own, directly, any equity of any form in the Pledged Property or the Obligor;

(4)           Such SBC Loan was closed in accordance with the commitment letter between such Borrower and the Obligor and, with respect to an SBA Loan, the requirements of the SBA Authorization and Loan Agreement (the “ALA”), as such commitment letter and ALA may have been, modified in writing by such Borrower and the SBA.  The proceeds of the SBC Loan have been fully disbursed and there is no requirement for future advances thereunder and any and all requirements stated in such closing instructions, commitment letter, and, with respect to an SBA Loan, ALA as to the completion of any on-site or off-site improvements and as to the release of any escrow funds have been complied with.  With respect to an SBA Loan, all guarantee fees required by the SBA have been paid.  Any future advances made prior to the time such SBC Loan was pledged pursuant to the terms of the Loan Agreement have been consolidated with all outstanding amounts secured by the related Security Agreement and Pledged Property, as consolidated, has a single interest rate and single repayment term;

(5)           The origination and servicing practices used by Originator with respect to such SBC Loan have been in all respects legal, proper, and prudent, and have met (a) customary standards utilized by lenders in their commercial loan origination and servicing business, (b) with respect to an SBA Loan, the SBA Rules and Regulations, and (c) all requirements of the Servicing Agreement;

(6)           Such SBC Loan was originated by Originator on the date of the related SBC Loan Note date and complies with all the terms, conditions, and requirements of the underwriting policies of such Borrower, with respect to an SBA Loan, the SBA and the ALA;

(7)           To the best of such Borrower’s knowledge, such SBC Loan, complied as of the date of origination with or are exempt from, applicable laws and regulations of any Government Authority, including, without limitation, usury, equal credit opportunity, disclosure and recording laws, and, with respect to an SBA Loan, the SBA Rules and Regulations;

(8)           To the best of such Borrower’s knowledge, with respect to such SBC Loan, each of the SBC Loan Note, the Security Agreement and other agreements executed in connection therewith is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  To the best of such Borrower’s knowledge, all parties to the Security Agreement, the SBC Loan Note and all other documents evidencing, securing and guaranteeing such SBC Loan had legal capacity to enter into such documents;

(9)           The assignment of the Security Agreement, the assignment of the assignment of leases and rents, if any, and the UCC financing statement naming the Lender as assignee executed by such Borrower with respect to such SBC Loan are in recordable form and constitute the legal, valid and binding assignments of such Security Agreement, assignment of leases and rents, and UCC financing statements by such Borrower;

(10)         The Security Agreement relating to such SBC Loan is a valid and enforceable first priority lien on the related Pledged Property, which Pledged Property is free and clear of all Liens having priority over the lien of the Security Agreement, except for (a) liens for real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Security Agreement, such exceptions appearing of record being acceptable to mortgage lending institutions generally, (c) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by such Security Agreement, (d) with respect to an SBA Loan, such other Liens as permitted by the SBA and the Lender in writing and (e) exceptions that are generally acceptable to lending institutions in connection with their regular commercial lending activities and won’t materially adversely effect such activities other than as disclosed in Borrower’s Disclosure Schedule I-(10), the first priority Lien related thereto is in full force and effect; there is no default, breach, violation or event of acceleration existing under the first priority Security Agreement or the note relating thereto; and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder; and

(11)         Other than as disclosed in Borrower’s Disclosure Schedule I-(11) the terms of the SBC Loan Note relating to such SBC Loan and the related Security Agreement have not been waived, modified, altered, satisfied, canceled, or subordinated in any respect or rescinded, and the related Pledged Property has not been released from the Lien of such Borrower, nor has the Obligor been released from its obligations under the Security Agreement, in whole or in any part, in a manner which materially interferes with the benefits of the security intended to be provided by the Security Agreement or the use, enjoyment, value, or marketability of such Pledged Property, nor has any instrument been executed that would affect any such cancellation, subordination, rescission or release, with the exception of the written instruments which have been recorded in order to protect the interest of the SBA (with respect to an SBA Loan), the Lender and are part of such Borrower’s Asset File and approved by the SBA (with respect to an SBA Loan);

(12)         Other than as disclosed in Borrower’s Disclosure Schedule I-(12), such SBC Loan is not subject to any right of rescission, setoff, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the SBC Loan Note or the Security Agreement relating thereto, or the exercise of any right thereunder, render either the related SBC Loan Note or such Security Agreement unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim, or defense, including without limitation the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto;

(13)         If such SBC Loan is secured primarily by real property, such Pledged Property consists of a fee simple estate in real property and improvements thereon and the SBC Loan is either (a) not secured by a ground lease; or (b) if the Pledged Property is a leasehold estate and the fee owner does not encumber its fee interest with the related Security Agreement (i.e., does not execute the Security Agreement or “subordinate” its fee interest), the ground lease is a “financeable” ground lease and provides, among other things (1) for a remaining term of no less than ten (10) years from the maturity of the related SBC Loan, (2) that the lease will not be terminated until the Obligor has received notice of a default and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so, (3) for a new lease on the same terms to the Obligor as tenant if the ground lease is terminated for any reason, (4) for non-merger of fee and leasehold interests, and (5) that insurance proceeds and condemnation proceeds (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of the Security Agreement).  In addition, an estoppel and/or subordination and attornment agreement executed by the fee owner and satisfactory to the Lender has been obtained (unless specifically waived in writing by the Lender);

(14)         There are no defaults in complying with the terms of the Security Agreement with respect to such SBC Loan, and all taxes, governmental assessments, insurance premiums, water, sewer, and municipal charges which previously became due and owing with respect to the related Pledged Property have been paid.

(15)         All escrow deposits and payments relating to such SBC Loan, as applicable, are in the possession, or under the control, of such Borrower or its agent or bailee (with notice of the interest of such Borrower) and, except as disclosed on such Borrower’s Disclosure Schedule I-(15), there are no deficiencies in connection therewith;

(16)         The information set forth in the Asset Schedule and the completed Asset Tape, is true and correct in all material respects;

(17)         To the best of such Borrower’s knowledge, there is no proceeding pending for the total or partial condemnation of the Pledged Property relating to such SBC Loan.  Such Pledged Property is being used for the purpose set forth in the Obligor’s loan application, or such other documents that such Borrower and the SBA (with respect to an SBA Loan) required at origination, and it is in good repair and free and clear of any damage that would affect materially and adversely the value of the Pledged Property as security for the SBC Loan or the use for which the premises were intended;

(18)         The Pledged Property relating to such SBC Loan is free and clear of any material mechanics’ and material-men’s liens in the nature thereof, and no rights are outstanding that under law could give rise to any such liens, any of which liens are or may be prior to, or equal with, the Lien of such Borrower, except those which are insured against by such Borrower’s title insurance policy referred to in paragraph (24) below, and to the extent there exist non-material mechanics’ or material-men’s liens, such Borrower is diligently working to discharge;

(19)         Reserved;

(20)         At origination, the Obligor is in possession of all licenses, permits, and other authorizations necessary and required by applicable law for the conduct of its business.  To the best of such Borrower’s knowledge, without investigation, all such licenses, permits, and authorizations are valid and in full force and effect.  To the best of such Borrower’s knowledge, without investigation, all conditions on the Obligor’s part to be fulfilled under the terms of any lease of the Pledged Property have been satisfied;

(21)         To the best of such Borrower’s knowledge, the Pledged Property relating to such SBC Loan is in compliance with and lawfully used and occupied by the owner thereof and/or by tenants under leases under any applicable zoning, building, or environmental law or regulation and all inspections, licenses and certificates required, whether by law, regulation or insurance standards to be made or issued with respect to such Pledged Property and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriter certificates, have been made by or issued by the appropriate Governmental Authorities having jurisdiction over the Pledged Property.  Such Borrower has not received notification from any Governmental Authority that the Pledged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Such Borrower has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license, or certificate;

(22)         If such SBC Loan is secured primarily by real property, the Obligor is the owner and holder of the landlord’s interest under any lease for use and occupancy of all or any portion of the Pledged Property, as applicable.  Each Security Agreement relating thereto provides for the appointment of a receiver for rents in the event of default or allows the mortgagee thereunder to enter into possession to collect the rents.  Neither such Borrower nor the Obligor has made any assignments of the landlord’s interest in any such lease or any portion of the rents, additional rents, charges, issues, or profits due and payable or to become due and payable under any such lease, which assignments are presently outstanding and have priority over such Security Agreement or any assignment of leases, rents, and profits given in connection with the origination of the SBC Loan, other than as may be disclosed in such Borrower’s title insurance policy referred to in paragraph (24) below.  An assignment of leases and/or rents and any security agreement, chattel mortgage, or equivalent document related to and delivered in connection with the SBC Loan establishes and creates a valid and enforceable (a) Lien with the priority set forth on the SBC Loan Schedule and (b) security interest on the Pledged Property described therein; except as enforceability may be limited by bankruptcy or other laws affecting creditor’s rights generally or by the application of the rules of equity.  If the Pledged Property covers furniture, fixtures, equipment or personal property, financing statements to create a valid Lien (with the priority set forth on the SBC Loan Schedule) against such Property have been filed and/or recorded;

(23)         Reserved;

(24)         If such SBC Loan is secured primarily by real property, the related Pledged Property is covered by a lender’s title insurance policy, insuring that the related Security Agreement is a valid Lien on such Pledged Property with the priority set forth on the SBC Loan Schedule, subject only to the exceptions stated therein and to the exceptions contained in paragraph (10) of this Part 1 of Schedule 1.  Such title insurance policy is in full force and effect, is freely assignable and will inure to the benefit of the owner of the SBC Loan.  Such title insurance policy insures the Pledged Property for the original principal amount of the SBC Loan after all advances of principal.  The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has either deleted the standard survey exception or has been marked to replace the standard survey exception with a specific survey leading.  No person has done any act, either by commission or omission, and such Borrower has no knowledge of any fact, which would materially impair the coverage of any such title insurance policy.  The title policy has been marked to delete the intervening lien exception.  Such Borrower, its successors or assigns shall be the only named insured of such lender’s title insurance policy;

(25)         The Pledged Property relating to such SBC Loan is insured by a fire and extended perils insurance policy issued by a generally acceptable carrier, providing coverage consistent with the Originator’s normal lending practices and as required by the SBA (with respect to an SBA Loan) against other risks insured against by persons operating like properties in the locality of the Pledged Property, in an amount not less than the amount required by the SBA (with respect to an SBA Loan).  If the SBC Loan is secured by an interest in real property and any portion of such Pledged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (w) the outstanding principal balance of the SBC Loan that has a first priority Lien, (x) the full insurable value of the Pledged Property, and (y) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, but a least (z) the amount required by the SBA (with respect to an SBA Loan).  All such insurance policies (each, a “Hazard Insurance Policy”) shall contain a standard

“New York” mortgagee clause naming such Borrower, its successors and assigns (including without limitation, subsequent owners of such SBC Loan), as mortgagee.  All premiums on any Hazard Insurance Policy have been paid.  Each Hazard Insurance Policy requires prior notice to the insured of termination or cancellation, and no such notice has been received.  The Security Agreement relating to such SBC Loan obligates the related Obligor to maintain all such insurance at the Obligor’s sole cost and expense.  There have been no acts or omissions that would impair the coverage of any such Hazard Insurance Policy or the benefits of the to the Security Agreement or any Hazard Insurance Policy endorsement;

(26)         To such Borrower’s best knowledge, solely with respect to each Performing Eligible SBC Loan and except as disclosed in Borrower’s Disclosure Schedule I-(26), there is no pending litigation or other legal proceedings involving the Obligor that can reasonably be expected to adversely affect the current value or marketability of such Pledged Property or the SBC Loan;

(27)         Reserved;

(28)         Other than as disclosed in Borrower’s Disclosure Schedule I-(28), there is no default, breach, violation, or event of acceleration existing under the Security Agreement or the SBC Loan Note relating to such SBC Loan and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event of acceleration.  Neither such Borrower nor any other Person has waived any material default, breach, violation or event of acceleration of any of the foregoing, and, pursuant to the terms of the SBC Loan, such Security Agreement or such SBC Loan Note, no Person other than the holder of such SBC Loan Note may declare an event of default or accelerate the indebtedness under the SBC Loan, the Security Agreement, or the SBC Loan Note.  The Obligor is not in default on any debt obligation owed or owing to such Borrower.

(29)         The SBC Loan Note and the related Security Agreement contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof or the secured party thereunder adequate for the realization against the Pledged Property of the benefits of such security, including but not limited to the following:  (a) if such Security Agreement is a deed of trust, by trustee’s sale, including the power of sale and/or (b) by judicial or, if applicable, non-judicial foreclosure, and there is no exemption available to the Obligor which would interfere with such right to foreclose;

(30)         Such Borrower has inspected or has caused to be inspected the related Pledged Property no earlier than twelve (12) months prior to the initial Funding Date;

(31)         Other than as disclosed in Borrower’s Disclosure Schedule I-(31), such Borrower has no knowledge, nor has it received any notice, that any Obligor is a debtor in any state or federal bankruptcy or insolvency proceeding or, if such Borrower has such knowledge or received such a notice, such fact was disclosed to the Lender in writing prior to the Lender’s acceptance of such SBC Loan and the origination;

(32)         At the time of the origination of such SBC Loan, (a) all amenities, access routes or other items crucial to the appraised value of (the Pledged Property were under the direct control of the Obligor or are public property, and (b) the Pledged Property was contiguous to a physically open, dedicated all-weather public street, had all necessary permits and approvals for ingress and egress, was adequately serviced by public water, sewer systems and utilities and was on a separate tax parcel, separate and apart from any other Property owned by the Obligor or any other person;

(33)         If the Security Agreement relating to such SBC Loan is a deed of trust, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with applicable law.  Except in connection with a trustee’s sale after default by the Obligor, no fees or expenses are payable by such Borrower or the Lender to such trustee;

(34)         To the best of such Borrower’s knowledge, there exists no violation of any local, state or federal environmental law, rule or regulation;

(35)         To the best of such Borrower’s knowledge, the Security Agreement relating to such SBC Loan contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the SBC Loan in the event that the Pledged Property relating thereto is sold or transferred without the prior written consent of the mortgagee or pledgee thereunder;

(36)         The appraisal of the Pledged Property relating to such SBC Loan signed prior to the closing of the SBC Loan by a qualified appraiser and the appraisal and appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the date the SBC Loan was originated; provided, however, that such requirement shall be waived if the Pledged Property is not used in the calculation of combined loan to value for purposes of the definitions of “Eligible Tranche A Asset” and “Eligible Tranche B Asset”;

(37)         To the best of such Borrower’s knowledge, if such SBC Loan is secured by Pledged Property which is primarily real property occupied by commercial tenants under Leases, each such tenant, at origination, was conducting business only in that portion of the Pledged Property covered by its Lease.  To the best of such Borrower’s knowledge, no commercial tenant has the benefit of a non-disturbance or similar recognition agreement, or if such agreement exists, there are no circumstances or conditions with respect to such tenant or the applicable lease that could cause a prudent lender to refuse to grant such agreement; and

(38)         No Performing Eligible SBC Loan has no more than two (2) monthly payments delinquent (i.e., no single monthly payment was more than 59 days past due).

Schedule 1-B

Representations and Warranties re:  Participation Interests

As to each Participation Interest included in the Borrowing Base on a Funding Date (and the related Participation Agreement), each Borrower shall be deemed to make the following representations and warranties to the Lender as of such date and as of each date Collateral Value is determined.  With respect to any representations and warranties made to the best of each Borrower’s knowledge or actual knowledge, in the event that it is discovered that the circumstances with respect to the related Participation Interest are not accurately reflected in such representation and warranty notwithstanding the knowledge or lack of knowledge of such Borrower, then, notwithstanding that such representation and warranty is made to the best of such Borrower’s knowledge, such Participation Interest shall be assigned a Collateral Value of zero:

(1)                                 To the best of such Borrower’s knowledge, if the Participation Interest represents a Participation Interest in an SBC Loan (other than a Participant Loan), the representations and warranties with respect to the related SBC Loan set forth on Schedule 1-A are true and correct in all material respects;

(2)                                 To the best of such Borrower’s knowledge, the Participation Interest is evidenced by a Participation Certificate, which Participation Certificate may represent one or more additional Participation Interests;

(3)                                 To the best of such Borrower’s knowledge, each Borrower had good and marketable title to, and was the sole owner and holder of, such Participation Interest, each Borrower is transferring such Participation Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Interest, other than the first priority security interest of the Lender granted pursuant to this Loan Agreement, and no Participation Interest document is subject to any assignment (other than assignments to such Borrower), participation, or pledge;

(4)                                 To the best of such Borrower’s knowledge, other than as disclosed in Borrower’s Disclosure Schedule II-(4), no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Participation Interest unless such interests are subject to an Advance hereunder and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest;

(5)                                 To the best of such Borrower’s knowledge, other than as disclosed in Borrower’s Disclosure Schedule II-(5), no (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interest, (ii) material non-monetary default, breach or violation exists with respect to such Participation Interest, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration;

(6)                                 To the best of such Borrower’s knowledge, none of the Participation Interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is Investment Property, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.  None of the Underlying Mortgage Loan documents for the Participation Interest consists of Instruments.  For purposes of this paragraph (6), capitalized terms undefined in this Loan Agreement have the meaning given to such term in the Uniform Commercial Code;

(7)                                 To the best of such Borrower’s knowledge, no issuer of the Participation Certificate is a debtor in any state or federal bankruptcy or insolvency proceeding;

(8)                                 To the best of such Borrower’s knowledge, the Obligor related to a Participation Interest is not an Affiliate of either Borrower;

(9)                                 To the best of such Borrower’s knowledge, (i) there is no material default, breach, or violation existing under the related Participation Interest documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Sellers in this Schedule 1(e), and (ii) Sellers have not waived any material default, breach, or violation under such Participation Interest documents, in the case of either (i) or (ii), materially and adversely affects the value of the Participation Interest, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sellers in this Schedule 1(e).  Pursuant to the terms of the related Participation Interest documents no Person or party other than the holder of such Participation Interest may declare any event of default under such Participation Interest documents; and

(10)                          To the best of such Borrower’s knowledge, the Asset File delivered by the Borrowers with respect to such Participation Interest (i) represents a true and correct copy of the documents contained therein and each Asset Schedule, together with all other information contained therein prepared by the Borrowers or its respective Affiliates and delivered by the Borrowers to the Lender immediately prior to the date of the Advance, (ii) is true and correct, (iii) conforms in all material respects to the diligence materials previously provided to the Lender and pursuant to which the Lender has elected to make an Advance, and (iv) constitutes all material documents evidencing and/or securing such Participation Interest and such documents have not been materially amended or modified except as set forth in the documents contained in the Asset File delivered by the Borrowers.

Schedule 2

Filing Jurisdiction and Offices

The State of Delaware

Schedule 3

Duties of Borrowers with Respect to the SBA Loans

1.                                      Accepted Servicing Standards.

Each Borrower shall employ customary and usual standards of prudent institutional commercial loan services with the objective of maximizing the timely recovery of interest and principal, regardless of (a) relationship of such Borrower to the related mortgagor, or (b) such Borrower’s right to receive compensation for its services.  Such procedures shall be subject to (in the priority set forth herein) and in compliance with applicable law, SBA Rules and Regulations and Accepted Servicing Practices, and shall be acceptable to the Lender.

Each Borrower shall cause all financing statements, continuation statements and other instruments to be executed and delivered, and take such other actions as required or advisable to maintain, preserve and protect such Borrower’s interest and the Lender’s security interest in the Collateral for the benefit of the Lender.

2.                                      Documents, Records and Funds in Possession of each Borrower to be Held in Trust.

Each Borrower shall maintain a servicing file for each SBA Loan held as Collateral.  Further, each Borrower will grant a security interest in all rights relating to such servicing files to the extent of the Unguaranteed Portion to the Lender.  Upon termination of a Borrower’s activities with respect to any Collateral, such Borrower shall promptly deliver the related servicing file to the successor servicer and directed by the SBA (as required).

All documents and funds collected by, held by, or under the control of each Borrower in respect of the Unguaranteed Portion of any SBA Loan, shall be held by such Borrower for and on behalf of the Lender, as secured party, and shall be forwarded as required under the Collection Account Control Agreements and shall remain the sole and exclusive property of such Borrower subject to the Lien of the Lender.

3.                                      Release of SBA Loan Files.

Each Borrower shall report each payment in full received in respect of any SBA Loan to Lender on a monthly basis on the monthly Remittance Report.  Upon such payment in full, each Borrower is authorized to give, as agent, bailee and custodian for the Lender, an instrument of satisfaction regarding the Pledged Property subject to the security interest created under the related Security Agreement to the person(s) entitled to such instrument.  The release of the SBA Loan File shall also be done consistently with the SBA Rules and Regulations.

4.                                      Tax Reporting.

Each Borrower shall comply with all tax reporting requirements of the Obligor with respect to the SBA Loans.

5.                                      Reports to the Lender.

Each Borrower shall, by electronic transmission, furnish to the Lender on behalf of such Borrower, twenty-five (25) days after the end of each calendar month in form reasonably satisfactory to the Lender, the payment history and collateral tape (substantially in the form agreed upon by the parties).

In addition, each Borrower shall maintain all operating statements, rent rolls and financial statements of the Obligor and provide such statements to the Lender upon request (or otherwise provide the Lender access to such statements upon reasonable notice).  Each Borrower shall diligently pursue receipt of all financial information required from the Obligor.

6.                                      Reports of each Borrower Annual Officer’s Certificate.

Each Borrower will deliver to the Lender an “Officer’s Certificate” executed by a Responsible Officer by April 30th of each year certifying compliance by such Borrower with Accepted Servicing Practices in the prior calendar year.

7.                                      Independent Review of Borrowers’ Operations.

Upon the request of the Lender, each Borrower shall cause a nationally recognized firm of independent certified public accountants to furnish a statement to the Lender to the effect that such firm has examined certain records and documents relating to such Borrower’s performance of its servicing obligations under Accepted Servicing Practices with respect to the SBA Loans and that, on the basis of such examination, such servicing has been conducted in compliance with Accepted Servicing Practices.  Such request shall be made no more frequently than annually.  The cost of such report shall be borne by the Borrowers.

8.                                      Fidelity Bond, Errors and Omissions Policy and Security Agreement Impairment Insurance.

Each Borrower shall maintain, at its sole cost and expense, a fidelity bond and an errors and omissions insurance policy which affords coverage to all directors, officers and employees.  Such policy shall be in a form and in the amount that would meet the requirements of the SBA (as appropriate) and in such form as is customary for servicers of commercial loans.  Each Borrower shall immediately report in writing to the Lender any material changes which may occur in such policy.  Further, each Borrower shall immediately report to the Lender any embezzlement, fraud or irregularities relating to the servicing of the SBA Loans.

Each Borrower shall cause insurance to be maintained on the Pledged Property securing the SBA Loans in accordance with the SBA Rules and Regulations.  In the event that a Borrower shall obtain and maintain a blanket policy (which policy and insurer shall be acceptable to the Lender) insuring against losses arising from fire and hazards covered under extended coverage on all of the Pledged Property securing the SBA Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant the SBA Rules and Regulations and otherwise complies with the SBA Rules and Regulations, it shall conclusively be deemed to have satisfied its obligations as set forth in this paragraph.  Upon request of the Lender, each Borrower shall cause to be delivered to the Lender a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Lender.

All insurance carriers with respect to the SBA Rules and Regulations must be fully licensed in the applicable jurisdiction(s) and otherwise be acceptable to the Lender.  Currently, the Lender’s standards require the insurance carriers to be “A” rated for claims paying ability by Moody’s Investors Service, Standard & Poor’s Ratings Group, Fitch Investors Service L.P., or Duff & Phelps Credit Rating Co.  If not rated by these rating agencies, each insurer is required to have a minimum policy rating of “A” and a minimum financial class of “VIII” by A.M. Best Co.

Schedule 4

List of Competitors

Lone Star Funds

Garrison Capital Inc.

Apollo Global Management

Cerberus Capital Management

A10 Capital

Fortress Investment Group

Newcastle Investment Group

Ranieri Partners

Velocity Commercial Capital

Rialto Capital Management

LNR Property

Starwood Property Trust

Colony Capital

NorthStar Realty Finance Corp.

Arbor Commercial Mortgage

Blackstone

CWCapital

TPG Capital

Capital Crossing

Bayview Asset Management

Roosevelt Management Company

Shellpoint Partners

PNC Mortgage

Guggenheim Partners

Oaktree Capital Management

Sabal Financial Group

CarVal Investors

Varde Partners

First City Mortgage

Carrington Mortgage Services

Ocwen Financial Corporation

LoanCore Capital

Schedule 5

Asset Schedule Fields

Category	Update Field	Origination Fields
General	x	Cut-off Date
General	x	Loan Number
General	x	Product Type
General	x	Amortization Type
General		Note Date
General		Closing Date
General		Payment Day Count Method
General		First Payment Date
SBC Specific		SIC CODE
SBC Specific		SIC Description
SBC Specific		Franchise Code
SBC Specific		Franchise Name
SBC Specific		Pari Passu Base Flag
SBC Specific		Pari Passu Loan ID #1
SBC Specific		Pari Passu Loan ID #2
SBC Specific		Pari Passu Loan ID #3
Amort	x	Original Term to Maturity
Amort	x	Original Amortization Term
Amort	x	Original Mortgage Interest Rate
Amort	x	Original Loan Amount
Amort	x	Original P&I Amount
Amort	x	Original PITI Amount
Amort	x	Original Interest Only Term
Amort	x	Servicing Rate
Amort		Balloon Flag
Amort		Balloon Date
ARMs	x	ARM Flag
ARMs	x	Index Type
ARMs	x	Margin
ARMs	x	Initial Fixed Rate Period
ARMs	x	Subsequent Interest Rate Reset Period
ARMs	x	ARM First Interest Rate Change Date
ARMs	x	ARM Next Interest Rate Change Date
ARMs	x	Initial Interest Rate Cap
ARMs	x	Subsequent Interest Rate Cap
ARMs	x	Life Floor
ARMs	x	Life Cap
ARMs	x	ARM Look-back Days
LTV		Orig LTV
LTV		Orig CLTV
Location		Property Address
Location		Property City
Location		Property State
Location		Property Zip Code

Location		Property MSA
Borrower		Property Type
Borrower		Occupancy Flag
Borrower		Loan Purpose
Borrower		Self Employment
Penalty		Prepay Penalty Flag
Penalty		Prepay Penalty Term
Penalty		Prepay Penalty Type
Misc		Escrow Flag
Collateral	x	Collateral File ID #1
Collateral	x	Collateral File ID #1 Asset Type
Collateral	x	Collateral File ID #1 Asset Lien position
Collateral	x	Collateral File ID #2
Collateral	x	Collateral File ID #2 Asset Type
Collateral	x	Collateral File ID #2 Asset Lien position
Collateral	x	Collateral File ID #3
Collateral	x	Collateral File ID #3 Asset Type
Collateral	x	Collateral File ID #3 Asset Lien position

Category		Post-Origination Fields
Market Value		Acquisition Price
Updated Amort		Remaining Term
Updated Amort	x	Current Mortgage Interest Rate
Updated Amort	x	Current Loan Amount
Updated Amort	x	Current P&I Payment
Updated Amort	x	Current PITI Payment
Updated Amort	x	Current Interest Only Remaining Term
Collat Valuation	x	Subsequent Valuation Flag
Collat Valuation	x	Most Recent Property Valuation Type
Collat Valuation	x	Most Recent Property Valuation Date
Collat Valuation	x	Most Recent Property Value (As Is)
Collat Valuation	x	Most Recent Property Value (Liquidation Value)
LTV		Current LTV
LTV		Current CLTV
Borrower Credit		Current Fico1
Borrower Credit		Current Fico1 Date
Borrower Credit		Current Fico2
Borrower Credit		Current Fico2 Date
Modification	x	Modification Flag
Modification	x	Modification Amortization Type
Modification	x	Modification Date (First)
Modification	x	Modification Date (Last)
Modification	x	Principal Forborne
Modification	x	Principal Forgiven
Delinquency	x	Loan Delinquency Status
Delinquency	x	Delinquency Method
Delinquency	x	Next Due Date

Delinquency	x	Current Interest Paid Through Date
Delinquency	x	Previous Interest Paid Through Date (1)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (1)
Delinquency	x	Previous Interest Paid Through Date (2)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (2)
Delinquency	x	Previous Interest Paid Through Date (3)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (3)
Delinquency	x	Previous Interest Paid Through Date (4)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (4)
Delinquency	x	Previous Interest Paid Through Date (5)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (5)
Delinquency	x	Previous Interest Paid Through Date (6)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (6)
Delinquency	x	Previous Interest Paid Through Date (7)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (7)
Delinquency	x	Previous Interest Paid Through Date (8)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (8)
Delinquency	x	Previous Interest Paid Through Date (9)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (9)
Delinquency	x	Previous Interest Paid Through Date (10)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (10)
Delinquency	x	Previous Interest Paid Through Date (11)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (11)
Delinquency	x	Previous Interest Paid Through Date (12)
Delinquency	x	Previous Interest Paid Through Date Payment Amount (12)
Delinquency	x	Months in Delinquency
Delinquency	x	Non-Accrual Flag
Delinquency	x	Non-Accrual Date
Delinquency	x	x30
Delinquency	x	x60
Delinquency		T&I Escrow Balance
Delinquency		T&I Escrow Advances
Delinquency		Corporate Advances
Foreclosure	x	FC Flag
Foreclosure		FC Status Code
Foreclosure		FC Setup Date
Foreclosure		FC Judgment Date
Foreclosure		FC Referral Date
Foreclosure		FC Start Date (Actual)
Foreclosure		FC Suspend Date
Foreclosure		FC Suspense Reason
Foreclosure		FC Removal Date
Foreclosure		FC Removal Reason
Foreclosure		FC Sale Scheduled Date
Foreclosure		FC Sale Date
REO	x	REO Flag
REO	x	REO acquisition date
REO	x	List Price
REO	x	List Date

REO	x	REO expected Sale Date
BK	x	BK Flag
BK		BK File Date
BK		BK Status Code
BK		BK Chapter Type
BK		BK Case Number
BK		BK Relief Filing Date
BK		BK Relief Granted Date
BK		BK Removal Date
BK		BK Post Petition Due Date
BK		BK Removal Reason
Liquidations	x	Loan Balance at Charge-off
Liquidations	x	Net Recovery from Property Sale

EXHIBIT A-1

FORM OF TRANCHE A
PROMISSORY NOTE

$[ ]	June 27, 2014
New York, New York

FOR VALUE RECEIVED, READYCAP LENDING, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Lender”), at the principal office of the Lender at [                                               ], in lawful money of the United States, and in immediately available funds, the principal sum of [                                               ] DOLLARS ($[                  ]) (or such lesser amount as shall equal the Tranche A Facility Amount), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Tranche A Advance, at such office, in like money and funds, for the period commencing on the date of such Tranche A Advance until such Tranche A Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Tranche A Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche A Note, endorsed by the Lender on the schedule attached hereto or any continuation hereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Tranche A Advances made by the Lender.

This Tranche A Note is one of the Notes referred to in that certain Master Loan and Security Agreement, dated as June 27, 2014, among the Borrower, Sutherland Asset I, LLC, Sutherland Asset Management Corporation, and the Lender (as such agreement may be amended or modified from time to time, herein called the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.  Upon occurrence of any Event of Default with respect to Tranche A, the principal hereof, and all accrued interest thereon, may be declared or shall automatically become, due and payable pursuant to the Loan Agreement.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Tranche A Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Tranche A Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Tranche A Note, (b) expressly agree that this Tranche A Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Tranche A Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Tranche A Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Tranche A Note.  No extension of time for the payment of this Tranche A Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for payment of this Tranche A Note, shall affect the liability under this Tranche A Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Tranche A Note.  Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Tranche A Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules.  The Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Tranche A Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

[SIGNATURE PAGE TO FOLLOW]

This Tranche A Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 51401 of the New York General Obligations Law, which by its terms applies to this Tranche A Note) whose laws the Borrower expressly elects to apply to this Tranche A Note.  The Borrower agrees that any action or proceeding brought to enforce or arising out of this Tranche A Note may be commenced in the Supreme Court of the state of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

READYCAP LENDING, LLC, as Borrower

By:
Name:
Title:

Sutherland Asset I, LLC, a Delaware limited liability company (“Sutherland”), acknowledges and agrees that it shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of ReadyCap Lending LLC, a Delaware limited liability company (“ReadyCap”, together with Sutherland, each a “Borrower” and, collectively, the “Borrowers”), under this Tranche A Note.  Accordingly, each Borrower waives any and all notice of creation, renewal, extension or accrual of any of the obligations and notice of or proof of reliance by the Lender upon such Borrower’s joint and several liability.  Each Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Borrower with respect to the obligations.  When pursuing its rights and remedies hereunder against either Borrower, the Lender may, but shall be under no obligation to, pursue such rights and remedies hereunder against either Borrower or any other Person or against any collateral security for the obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from such Borrower or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Borrower or any such other Person or any such collateral security, or right of offset, shall not relieve such Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against such Borrower.

SUTHERLAND ASSET I, LLC, as Borrower

By:
Name:
Title:

SCHEDULE OF ADVANCES

This Tranche A Note evidences Tranche A Advances made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payment and prepayments of principal set forth below:

Date Made	Principal Amount of Advance	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT A-2

FORM OF TRANCHE B
PROMISSORY NOTE

$[ ]	June 27, 2014
New York, New York

FOR VALUE RECEIVED, SUTHERLAND ASSET I, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A.(the “Lender”),at the principal office of the Lender at [                                               ], in lawful money of the United States, and in immediately available funds, the principal sum of [                                               ] DOLLARS ($[                  ]) (or such lesser amount as shall equal the Tranche B Facility Amount), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Tranche B Advance, at such office, in like money and funds, for the period commencing on the date of such Tranche B Advance until such Tranche B Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Tranche B Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche B Note, endorsed by the Lender on the schedule attached hereto or any continuation hereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Tranche B Advances made by the Lender.

This Tranche B Note is one of the Notes referred to in that certain Master Loan and Security Agreement, dated as June 27, 2014, among the Borrower, ReadyCap Lending LLC, Sutherland Asset Management Corporation and the Lender (as such agreement may be amended or modified from time to time, herein called the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.  Upon occurrence of any Event of Default with respect to Tranche B, the principal hereof, and all accrued interest thereon, may be declared or shall automatically become, due and payable pursuant to the Loan Agreement.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Tranche B Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Tranche B Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Tranche B Note, (b) expressly agree that this Tranche B Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Tranche B Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Tranche B Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Tranche B Note.  No extension of time for the payment of this Tranche B Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for payment of this Tranche B Note, shall affect the liability under this Tranche B Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Tranche B Note.  Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Tranche B Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules.  The Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Tranche B Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

[SIGNATURE PAGE TO FOLLOW]

This Tranche B Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Tranche B Note) whose laws the Borrower expressly elects to apply to this Tranche B Note.  The Borrower agrees that any action or proceeding brought to enforce or arising out of this Tranche B Note may be commenced in the Supreme Court of the state of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

SUTHERLAND ASSET I, LLC, as Borrower

By:
Name:
Title:

SCHEDULE OF ADVANCES

This Tranche B Note evidences Tranche B Advances made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payment and prepayments of principal set forth below:

Date Made	Principal Amount of Advance	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT B-1

FORM OF REQUEST FOR BORROWING AND NOTICE OF PLEDGE

Reference is made to the Master Loan and Security Agreement, dated as of June 27, 2014 (the “Loan Agreement”) among READYCAP LENDING, LLC and SUTHERLAND ASSET I, LLC (each a “Borrower” and collectively the “Borrowers”), SUTHERLAND ASSET MANAGEMENT CORPORATION (the “Guarantor”) and JPMORGAN CHANSE BANK, N.A. (the “Lender”) as such agreement may be amended or modified from time to time.  In accordance with Section 2.03 of the Loan Agreement, the undersigned Borrowers hereby request that you, the Lender, make Advances to us in connection with our delivery of Pledged Assets as provided below.

Lender:	JPMORGAN CHASE BANK, N.A.

Borrowers:	READYCAP LENDING, LLC and SUTHERLAND ASSET I, LLC

Requested Funding Date:	June 27, 2014

Transmission Date:	June 27, 2014

Transmission Time:

Wire Instructions:	Wire to ReadyCap Lending, LLC (Tranche A)

ABA#
GLA#

For further credit: TAS#

Account Name:

Attn:

Wire to Sutherland Asset I, LLC (Tranche B)

ABA#
GLA#

For further credit: TAS#

Account Name:

Attn:

Aggregate Request

Advance Amount:	$

Number of Eligible Assets to be Pledged:

UPB of Eligible Assets to be Pledged:	$

Tranche A

Advance Amount:	$

Number of Eligible Tranche A Assets to be Pledged:

UPB of Eligible Tranche A Assets to be Pledged:	$

Tranche B

Advance Amount:	$

Number of Eligible Tranche B Assets to be Pledged:

UPB of Eligible Tranche B Assets to be Pledged:	$

Attached hereto is an Asset Schedule identifying the Eligible Assets to be pledged to the Lender as Collateral for the Advance requested hereby and to be included in the respective Borrowing Bases in connection with the Advance requested hereby.

Each Borrower hereby certifies by making this Request for Borrowing and Notice of Pledge that (a) all information contained herein and in any schedules attached hereto are true, accurate and complete, (b) all conditions precedent to making an Advance required under the Loan Agreement shall be satisfied by the Funding Date, (c) no Default, Amortization Event or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Advance as a result of such Advance, (d) each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date (in the case of the representations and warranties in respect of Eligible Assets, solely with respect to Eligible Assets being included the Borrowing Base on the Funding Date) as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (e) each Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and is in good standing in all required jurisdictions, (f) the Pledged Tranche A Assets have been delivered to the FTA pursuant to the Multiparty Agreement, (g) the Pledged

Tranche B Assets have been delivered to the Custodian pursuant to the Custodial Agreement and (h) such Advance will not cause a Borrowing Base Deficiency.

Each Borrower agrees to indemnify the Lender and hold it harmless against any Losses incurred by the Lender as a result of any failure by the Borrowers to timely deliver the Pledged Assets subject to this Request for Borrowing and Notice of Pledge.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

[Signature Page Follows]

Requested by:

READYCAP LENDING, LLC

By:
Name:
Title:

SUTHERLAND ASSET I, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF REMITTANCE REPORT

EXHIBIT D

FORM OF SECTION 7 CERTIFICATE

Reference is hereby made to the Master Loan and Security Agreement dated as of June 27, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between READYCAP LENDING, LLC and SUTHERLAND ASSET I, LLC (each a “Borrower” and together, the “Borrowers”), SUTHERLAND ASSET MANAGEMENT CORPORATION (the “Guarantor”) and JPMORGAN CHASE BANK, N.A. (the “Lender”).  Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

1.             It is a       natural individual person,          treated as a corporation for U.S. federal income tax purposes,          disregarded for federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or          treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.             It is the beneficial owner of amounts received pursuant to the Agreement.

3.             It is not a bank, as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.             It is not a 10-percent shareholder of either Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code.

5.             It is not a controlled foreign corporation that is related to either Borrower within the meaning of Section 881(c)(3)(C) of the Code.

6.             Amounts paid to it under the Facility Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:
Title:

,

EXHIBIT E

ASSET FILE

A.            With respect to each SBC Loan that is not subject to a Participation, the loan file related to such SBC Loan shall include each of the following items, as applicable:

(i)                                     the original SBC Loan Note, or a lost note affidavit in the form approved by the Lender, including a complete chain of endorsements from the originator of such SBC Loan Note endorsed in blank, with respect to any non-SBA 7(a) Loan, or in the name of ReadyCap, with respect to any SBA 7(a) Loan; provided that the Borrowers may deliver lost note affidavits in form and substance acceptable to Lender for the SBC Loan Notes not to exceed ten percent (10%) of the aggregate Lender’s Advance Amount outstanding;*

(ii)                                  an original or copy of the Mortgage with evidence of recording thereon;*

(iii)                               an original or copy of each intervening assignment thereof, evidencing an unbroken chain of title from the originator of such Mortgage, with evidence of recording thereon;*

(iv)                              an original or a copy of each assignment of the Mortgage in blank in recordable form, with respect to any non-SBA 7(a) Loan, or in the name of ReadyCap, with respect to any SBA 7(a) Loan;**

(v)                                 an original or copy of the assignment of leases and rents (if such item is a document separate from the Mortgage) with evidence of recording thereon;*

(vi)                              an original or copy of each intervening assignment of assignment of leases and rents, with evidence of recording thereon, evidencing a complete chain of title from the originator of such Mortgage;*

(vii)                           an original or a copy of each assignment of assignment of leases and rents in blank in recordable form, with respect to any non-SBA 7(a) Loan, or in the name of ReadyCap, with respect to any SBA 7(a) Loan;**

(viii)                        an original or certified true copy of any security agreement, chattel mortgage or equivalent document (if any such item is a document separate from the Mortgage, if any) executed in connection with such SBC Loan to the extent such document secures property backing more than fifty percent (50%) of the principal balance of such SBC Loan;*

(ix)                              an original or copy of any consolidation, extension or modification agreement with evidence of recording thereon;**

(x)                                 an original title insurance policy or a copy thereof, or a commitment to issue title insurance related to each Mortgage;***

(xi)                              an original of any guarantee on SBA Form 148 or 148L, if applicable or an original or a copy of any personal guarantee required by the originator of the loan;**

(xii)                           an original of any loan agreement, indemnity, escrow agreement, replacement reserve agreement, cash management or lockbox agreement, or any other similar instrument or agreement, in each case if a part of and as executed in connection with the SBC Loan Note or any Mortgage;

(xiii)                        an original or copy of the UCC-1 Financing Statement, if any, sufficient to perfect the security interest held by the originator of the SBC Loan in and to the personalty of the Borrowers with evidence of recording/filing thereon in the form returned by the jurisdiction;

(xiv)                       an original or copy of each intervening UCC assignment, with evidence of recording/filing thereon in the form returned by the jurisdiction, evidencing a complete chain of title of the UCC Financing Statement from the originator of such SBC Loan;

(xv)                          an original UCC assignment in blank in recordable form, with respect to any non-SBA 7(a) Loan, or in the name of ReadyCap, with respect to any SBA 7(a) Loan;

(xvi)                       an original power of attorney, if any, (with evidence of recording thereon) granted by the Borrowers if the SBC Loan Note, any Mortgage or any other document or instrument referred to herein was not signed by the Borrowers; and

(xvii)                    any assumption agreement.

B.            With respect to each SBC Loan that is subject to a Participation, the loan file related to such SBC Loan shall include each of the following items, as applicable:

(i)                                     an original or copy of the fully executed Participation Agreement relating to the purchase or sale, as applicable, of an interest in the non-guaranteed portion of the loan, and all intervening assignments;* and

(ii)                                  an assignment of the Participation Agreement to ReadyCap.*

C.            With respect to Transferred 7(a) Loans, the loan file related to each Transferred 7(a) Loan shall also include each of the following items, as applicable:

(i)                                     For loans originated by the Originator under the SBA’s Preferred Lender Participation Program, the Loan Eligibility Checklist;** and

(ii)                                  an original or copy of the (a) SBA Loan Authorization and (b) the loan agreement with all related amendments thereto.*

NOTATION KEY

*Fatal Exceptions if missing.  Market Value of zero until delivered.

**Critical Exceptions if missing.  Advance 50% of calculated Lender’s Advance Amount for 30 days.  If not delivered within 30 days, becomes Fatal Exception and is reduced to a Market Value of zero until delivered.

***Title Policy Exception.  If there exists no evidence of title insurance at all, then it will be considered a Fatal Exception and the Market Value will be zero until title policy is delivered.  If there exists a commitment to issue a title insurance policy, Advance 50% of calculated Lender’s Advance Amount for 60 days.  If title policy is not delivered within 60 days, becomes Fatal Exception and is reduced to a Market Value of zero until delivered.

No asterisk indicates no reduction if missing.

EXHIBIT F

FORM OF SERVICER NOTICE

[Date]

[                        ], as Servicer

[ADDRESS]

Attention:

Re:                             Master Loan and Security Agreement, dated as of June 27, 2014 (the “Loan Agreement”), by and between READYCAP LENDING, LLC and SUTHERLAND ASSET I, LLC (each a “Borrower” and, collectively, the “Borrowers”), SUTHERLAND ASSET MANAGEMENT CORPORATION (the “Guarantor”)] and JPMorgan Chase Bank, N.A. (the “Lender”).

Ladies and Gentlemen:

[                                     ] (the “Servicer”) is servicing certain small business loans for the Borrowers pursuant to that certain Servicing Agreement between the Servicer and the Borrowers.  Pursuant to the Loan Agreement between the Lender and the Borrowers, the Servicer is hereby notified that the Borrowers have pledged to the Lender certain small business loans, which are serviced by Servicer which are subject to a security interest in favor of the Lender.

Upon receipt of a notice of Event of Default from the Lender in which the Lender shall identify the small business loans which are then pledged to the Lender under the Loan Agreement (the “SBC Loans”), the Servicer shall segregate all amounts collected on account of such SBC Loans, hold them in trust for the sole and exclusive benefit of the Lender, and remit such collections in accordance with the Lender’s instructions below.  Servicer shall follow the instructions of the Lender with respect to the SBC Loans, and shall deliver to the Lender any information with respect to the SBC Loans reasonably requested by the Lender.  Each Borrower hereby notifies and instructs the Servicer and the Servicer is hereby authorized and instructed to remit any and all amounts which would be otherwise payable to the Borrowers with respect to the SBC Loans to the following account which instructions are irrevocable without the prior written consent of the Lender:

[ ] [ ] Account No. [ ] ABA No. [ ] Account Name: [ ] Attention: [ ]

Upon written notice following the occurrence and during the continuance of an Event of Default, the Lender shall have the right to immediately terminate Servicer’s right to service the SBC Loans without payment of any penalty or termination fee under the Servicing Agreement.  Upon receipt of such notice, the Borrowers and the Servicers shall cooperate in transferring the applicable servicing of the SBC Loans to a successor servicer appointed by the Lender in its sole discretion.

Notwithstanding any contrary information which may be delivered to the Servicer by the Borrowers, the Servicer may conclusively rely on any information or notice of Event of Default delivered by the Lender, and the Borrowers shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or notice of Event of Default.

The Lender shall be an intended third-party beneficiary of the Servicing Agreement.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to the Lender promptly upon receipt.  Any notices to the Lender should be delivered to the following address:  JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention:  John G. Winchester, Telephone:  212.834.4998, E-mail: john.g.winchester@jpmorgan.com.

Very truly yours,

READYCAP LENDING, LLC

By:
Name:
Title:

SUTHERLAND ASSET I, LLC

By:
Name:
Title:

ACKNOWLEDGED:

[SERVICER], as Servicer

By:
Name:
Title: